SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ------------------------

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                            ------------------------

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement pursuant to Section 14(a) of
                     The Securities Exchange Act of 1934

      |X|   Filed by the Registrant
      |_|   Filed by a party other than the Registrant

      Check the appropriate box:

      | |   Preliminary proxy statement
      | |   Confidential, for use of the Commission only (as permitted by
            Rule 14a-6(e)(2))
      |X|   Definitive proxy statement
      |_|   Definitive additional materials
      |_|   Soliciting material pursuant to Rule 14a-11C or Rule 14a-12

                               ELECSYS CORPORATION
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               (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

      |X|   No fee required.

      | | Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

(1)   Title of each class of securities to which transaction applies:

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(2)   Aggregate number of securities to which transaction applies:

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(3)   Per unit price or other underlying value of transaction:

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(4)   Proposed maximum aggregate value of transaction:

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(5)   Total fee paid:

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|_|   Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:

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(2)   Form, schedule, or registration statement number.

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(3)   Filing party:

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(4)   Date filed:

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


                             ELECSYS CORPORATION
                            11300 WEST 89TH STREET
                         OVERLAND PARK, KANSAS 66214


                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD SEPTEMBER 10, 2001


      Notice is hereby given that a Special Meeting of the stockholders of Elecsys Corporation ("Elecsys"), which uses the ticker symbol "ASY" on the American Stock Exchange, will be held at Elecsys' headquarters located at 11300 West 89th Street, Overland Park, Kansas 66214 on September 10, 2001, commencing at 9:00 a.m. Kansas City time, to consider and act upon the following matter:

1. The approval of the sale of substantially all of the assets of a wholly-owned subsidiary, Airport Systems International, Inc.

      Holders of record of the outstanding Common Stock of Elecsys at the close of business on July 23, 2001, are entitled to vote at the meeting or any adjournment thereof.

                                    By order of the Board of Directors



                                    THOMAS C. CARGIN
                                    Secretary


Overland Park, Kansas
August 20, 2001


      WHETHER  OR NOT YOU EXPECT TO ATTEND THE  MEETING  PLEASE  DATE AND SIGN
THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN A PROXY OR VOTE BY BALLOT AT THE MEETING.

                              Table of Contents
                              -----------------

                                                                      Page No.
                                                                      --------

Information Concerning Solicitation and Voting...............................1


Summary Term Sheet...........................................................2


Description of Transaction and Various Legal Consequences....................4

   General...................................................................4

   Reasons for the Sale......................................................5

   Unanimous Board Recommendation............................................7

   Business Conducted........................................................7

   Terms of the Transaction..................................................9

   History of the Transaction...............................................12

   Voting Requirements......................................................15

   Description of any Interest of Directors and Officers that Differs from Stockholders' Interest..............................................15

   Regulatory Approval......................................................15

   Dissenters' Rights.......................................................16

   Gagnon Control Shares....................................................16

   Accounting Treatment.....................................................16

   Federal Income Tax Consequences..........................................16

   Reports, Opinions and Approvals..........................................16


Description of the Company..................................................16

   General..................................................................16

   Business Segments........................................................17

   Competition..............................................................21

   Sources and Availability of Raw Materials and Principal Suppliers........22

   Dependence on One or a Few Major Customers...............................22

   Patents, Trademarks, Licenses............................................22

   Government Approvals.....................................................22

   Effect of Existing or Probable Governmental Regulations on the
   Business.................................................................23

   Research And Development.................................................23

   Total Number of Employees................................................24

   Description of Property..................................................24

   Legal Proceedings........................................................24

Management's Discussion and Analysis of Financial Condition and Results
of Operations...............................................................25

   Sale of ASII.............................................................25

   Results of Company Operations............................................26

   Backlog..................................................................28

   Inflation................................................................28

   Liquidity and Capital Resources..........................................28

   New Accounting Pronouncements............................................29

   Forward Looking Statements...............................................30

                             ELECSYS CORPORATION
                            11300 West 89th Street
                           Overland Park, KS 66214


                               PROXY STATEMENT
                    For a Special Meeting of Stockholders
                       to be held on September 10, 2001


                Information Concerning Solicitation and Voting

General

      The enclosed proxy is being solicited on behalf of the Board of Directors of Elecsys Corporation ("Elecsys") for use at the Special Meeting of the stockholders to be held on September 10, 2001 or at any adjournment thereof, at 9:00 a.m. Kansas City time, at Elecsys' headquarters located at 11300 West 89th Street, Overland Park, Kansas 66214 (the "Meeting"). The Meeting will be held for the purpose listed in the accompanying Meeting notice and as discussed in this Proxy Statement. This Proxy Statement and the enclosed proxy card were first sent to stockholders on or about August 20, 2001.

Proxies

      Shares represented by a properly signed proxy received pursuant to this solicitation will be voted in accordance with the instructions thereon. If the proxy is properly signed and returned and no instructions are given on the proxy with respect to the matter to be acted upon, the shares represented by the proxy will be voted at the Meeting or any adjournment thereof for the approval of the sale of substantially all of the assets of a wholly-owned subsidiary, Airport Systems International, Inc. ("ASII"). The Board of Directors is not aware that any other business, other than as set forth in this Proxy Statement and except for matters incident to the conduct of the Meeting, is to be presented for action at the Meeting and does not itself intend to present any other business.

      Any proxy given does not affect the right to vote in person at the Meeting and may be revoked at any time before it is exercised by notifying Thomas C. Cargin, Secretary, by mail, telegram or facsimile, or by appearing at the Meeting in person and casting a ballot.

      The affirmative vote of a majority of shares entitled to vote is required to approve the proposal to sell substantially all of the assets of ASII. For purposes of determining the outcome of the vote on the proposal to sell substantially all of the assets of ASII, an instruction to "abstain" from voting on the proposal will be treated as shares present and entitled to vote, and will have the same effect as a vote against the proposal. "Broker non-votes", that occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy. Nonetheless, they will have the same effect as a vote against the proposal to sell substantially all of the assets of ASII.

Solicitation

      All expenses of this solicitation will be borne by Elecsys. In addition to solicitations by mail, employees and directors of Elecsys may solicit proxies in person or by telephone. Elecsys does not expect to pay any compensation for the solicitation of proxies.

Voting Rights and Outstanding Shares

      Only holders of Common Stock of Elecsys of record as of the close of business on July 23, 2001, are entitled to vote at the Meeting. At the close of business on that date, 2,745,831 shares of Common Stock were outstanding. Holders of Common Stock are entitled to vote one (1) vote per share standing in their names on the record date. Shares cannot be voted at the Meeting unless the record owner is present in person or represented by proxy.

                              Summary Term Sheet

      This  summary term sheet  relates to the proposal to sell  substantially all of the assets of ASII discussed in more detail below. Neither this summary nor the discussion under the proposal below contain all of the information that is important to you. You should carefully read the entire Proxy Statement and the Asset Purchase Agreement to fully understand the transaction. The Asset Purchase Agreement is attached to this Proxy
Statement as Exhibit A. We encourage you to read the Asset Purchase Agreement, as it is the principal document that governs the asset sale.

Proposed Transaction

o Stockholder Vote. You are being asked to vote to approve the sale of substantially all of the assets of a wholly-owned subsidiary, ASII, to ASI Newco, Inc., a wholly-owned subsidiary of Alenia Marconi Systems Limited.

o    The Companies.

            Airport Systems International, Inc.
            11300 West 89th Street
            Overland Park, Kansas 66214
            (913) 492-2600

      ASII is a wholly-owned Kansas subsidiary of Elecsys Corporation. ASII designs, manufactures, markets and installs navigational aids and visual aids equipment used to aid the in-flight navigation and ground movement of aircraft.

            ASI Newco, Inc.
            c/o Alenia Marconi Systems Limited
            Eastwood House
            Glebe Road, Chelmsford
            Essex CM1 1QW
            England, United Kingdom
            +44 (0)1245 702720

      ASI Newco, Inc. is a Delaware corporation that is a wholly-owned subsidiary of Alenia Marconi Systems Limited, a company organized under the laws of England and Wales. Alenia Marconi Systems Limited is a wholly-owned subsidiary of Alenia Marconi Systems N.V., an equal shares joint venture company incorporated in The Netherlands. Alenia Marconi Systems N.V. is owned in equal parts by BAE SYSTEMS Electronics Ltd., a public company incorporated in England and Wales, and Finmeccanica S.p.A., a publicly listed company incorporated in Italy. Alenia Marconi Systems N.V. is a leading manufacturer in the European defense and electronic industries.

o Consideration to ASII. The consideration payable by ASI Newco, Inc. to ASII for substantially all of the assets of ASII will consist of:

            -cash in the amount of $7.7 million, subject to post-closing adjustments (see "Consideration" and "Adjustment to Purchase Price" on page 8); and

            -the assumption of certain liabilities of ASII (as set forth in the Asset Purchase Agreement) (see "Consideration" on page 8).

            At the closing, ASI Newco, Inc. will:

            -pay to ASII by wire transfer to an account designated by ASII, $7,300,000 of the cash portion of the purchase price;

            -deposit the remaining $400,000 of the cash portion of the purchase price into an escrow account with an escrow agent; and

            -assume certain liabilities of ASII, including approximately $1.1 million in debt held by Mutual Service Life Insurance Company.

            The cash portion of the purchase price held in the escrow account shall be held and distributed according to the Asset Purchase Agreement and an escrow agreement (see "Escrow" on page 8).

Conditions to Completing the Transaction

      The completion of the sale of substantially all of the assets of ASII depends on the satisfaction of a number of conditions listed in the Asset Purchase Agreement, including the approval of the asset sale by the stockholders of Elecsys (see "Completion of the Asset Sale" on page 9).

Reasons for the Sale

      The Elecsys Board of Directors believes the terms of the Asset Purchase Agreement are in the best interest of Elecsys and the Elecsys stockholders. Among other factors, the amount of consideration to be received by ASII from ASI Newco, Inc. represents a premium over the book value of the assets of ASII (using April 30 financial information) currently estimated to be approximately 11.7 percent, which will result in a gain of $727,000 for the Company. In addition, the consideration received by ASII as a result of the asset sale will allow Elecsys to repay significant loans (some of which are currently in default) encumbering the assets of its subsidiaries. Furthermore, Elecsys will continue to manufacture components of navigational aids for ASI Newco, Inc. through its subsidiary, DCI, Inc. (see "Reasons for the Sale" on pages 5 and 6).


Voting Requirements

      The sale of substantially all of the assets of ASII requires the approval of the holders of a majority of the outstanding shares of the Elecsys' common stock entitled to vote.

Description of any Interest of Directors and Officers that Differs from Stockholders' Interest

      One of Elecsys' directors, David Schulte, has an interest in the asset sale that is in addition to his interest as a stockholder of Elecsys. Mr. Schulte is a Partner and Managing Director of Kansas City Equity Partners ("KCEP"). KCEP, as the holder of a convertible subordinated debenture, will be paid, with funds received from the asset sale, an amount necessary to bring Elecsys current as to payments owed to KCEP by Elecsys under the convertible subordinated debenture. The members of the Elecsys Board of Directors knew about this additional interest, and considered it, when they approved the Asset Purchase Agreement (see "Description of any Interest of Directors and Officers that Differs from Stockholders' Interest" on page 13).

Termination

      The Asset Purchase Agreement may be terminated: (i) if the parties mutually agree at or prior to the closing of the asset sale, (ii) upon written notice from either ASII or ASI Newco, Inc. if a material breach or default occurs with respect to the due and timely performance by the other party of any of the respective covenants and agreements contained in the Asset Purchase Agreement or any material breach of a representation or warranty under the Asset Purchase Agreement cannot be cured prior to the closing of the asset sale, (iii) by either ASII or ASI Newco, Inc. if the closing has not occurred by the close of business on August 31, 2001, or (iv) by ASI Newco, Inc. if there is a significant adverse event affecting title to, or the condition of, the real property owned by ASII.

Unanimous Board Recommendation

      The Board of Directors has unanimously approved the sale of substantially all of the assets of ASII and the Asset Purchase Agreement and recommends that the stockholders vote "FOR" the proposal to approve the sale of substantially all of the assets of ASII.


                                   Proposal

          Description of Transaction and Various Legal Consequences

A.    General.

      On November 1, 2000, Elecsys changed its name from "Airport Systems International, Inc." to "Elecsys Corporation" and simultaneously formed a wholly-owned subsidiary named Airport Systems International, Inc. ("ASII"). In conjunction with the formation of ASII, Elecsys transferred (i) all assets, property and rights used in connection with or related to Elecsys' design, manufacture, and sale of ground-based radio navigation and landing systems and airfield lighting and (ii) certain related liabilities (collectively, the "Navaids Business") to ASII. Since November 1, 2000, the Navaids Business formerly conducted by Elecsys has been conducted by ASII. The electronics manufacturing services business acquired by the Company in February 2000 (the "EMS Business") has been, and continues to be, conducted through a separate subsidiary wholly-owned by the Company. That subsidiary is DCI, Inc. ("DCI"). Elecsys and its directly and indirectly owned subsidiaries are referred to collectively as the "Company."

     On June 18, 2001, ASII and Elecsys entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with ASI Newco, Inc., a Delaware corporation and a wholly-owned subsidiary of Alenia Marconi Systems Limited ("Buyer"), to sell substantially all of the assets of ASII, subject to the terms and conditions set forth in the Asset Purchase Agreement (the "Transaction"). The purchase price, as described in greater detail below, is approximately $7.7 million in cash and the assumption by Buyer of (i) approximately $1.1 million in mortgage loan debt, and (ii) certain other liabilities of ASII incurred in the ordinary course of the Navaids Business. The Transaction will close upon the approval of the Transaction by stockholders of Elecsys and satisfaction of all other conditions to closing set forth in the Asset Purchase Agreement (the "Closing"). The Navaids Business has historically been cyclical in nature. In the past three years, the Navaids Business has been unprofitable. It is possible that the Navaids Business could rebound in the near future, so that ASII operations become profitable, perhaps permitting the Navaids Business to be sold in the future at a higher price. However, there is no guarantee that the Navaids Business will rebound or that it could then be sold at a higher price.

     If the Transaction is approved by the stockholders of Elecsys and all other conditions to closing set forth in the Asset Purchase Agreement are satisfied, the Navaids Business and the property and facility located at 11300 West 89th Street, Overland Park, Kansas, will be transferred from ASII to Buyer. Elecsys will continue to operate the EMS Business through DCI.

     DCI currently performs electronics manufacturing services for ASII. After the Closing, DCI will continue to conduct such services for Buyer pursuant to a Master Manufacturing and Supply Agreement (the "Manufacturing Agreement") at its facility located at 15301 West 109th Street, Lenexa, Kansas. Pursuant to the Manufacturing Agreement, it is anticipated that DCI will manufacture, assemble, store, package and deliver circuit boards, assemblies and other parts in accordance with Buyer's specifications and requirements. The pricing for such work is acceptable to management of the Company. The Manufacturing Agreement is expected to be for a term of one year after the Closing and it will automatically renew from year to year thereafter until either DCI or Buyer gives written notice to the other, at least ninety days prior to the end of any such term, that the Manufacturing Agreement will not be renewed. Buyer will be free to obtain manufacturing and assembly services for any of its components from sources other than DCI.

B.    Reasons for the Sale.

The Board of Directors of Elecsys has carefully considered the terms and conditions of the Transaction set forth in the Asset Purchase Agreement and the price offered for substantially all of the assets of ASII and concluded that the Transaction is in the best interest of Elecsys and the Elecsys stockholders. In considering the terms and conditions of the Asset Purchase Agreement, the Board of Directors considered the material factors identified below:

     (1) The sale of substantially all of the assets of ASII allows the Company to focus its efforts on the higher growth potential of the EMS Business, acquired by the Company last year. The market for the electronics manufacturing businesses is widely believed to be approximately a $40 billion market annually in North America. Although the current economic environment makes difficult any predictions about the growth of this market, management of the Company currently expects the overall market to grow in the range of 10 to 20 percent annually. The world-wide market for Navaids is estimated by management of the Company to be approximately $120 to $150 million annually. That market is cyclical and not expected by management of the Company to grow significantly. The EMS Business is generally viewed as having a higher growth potential as a result of the larger domestic and international markets. The Transaction, as a result, is consistent with the strategic direction for the Company that was first implemented in fiscal year 2000.

     (2) The amount of consideration offered to ASII in the Transaction represents a premium over the book value of the assets of ASII (using April 30 financial information) currently estimated to be approximately 11.7 percent, which will result in a gain of $727,000 for the Company.

     (3) The varying levels of profitability of the Navaids Business creates a level of risk viewed by the Board of Directors of the Company as undesirable. Although ASII has prospects for future business, the uncertainty of the level of profitability for such business does not guarantee financial stability for ASII and the Company. ASII was profitable three years ago and management of the Company expects ASII to be profitable in fiscal year 2002. However, projected market opportunities have in the past been postponed, and such a postponement at the current time would risk a liquidity crisis for the Company.

     (4) The opportunity to the Company presented by the Transaction to repay significant loans (some of which are currently in default) encumbering the assets of the Company and strengthen the balance sheet of the Company was viewed as important. The Company had no assurance of the continued cooperation of its primary lender. Accordingly, the Board of Directors anticipates the Transaction will reduce the level of risk associated with the current leverage of the Company.

     (5) The absence of any term or condition in the Asset Purchase Agreement that, in the view of the Board of Directors of the Company, is unduly onerous or could materially impede or impair the consummation of the Transaction. The Board was able to negotiate a set of representations and warranties about ASII that it felt reasonable, and that permitted reference to generally accepted accounting principles, all of which were viewed by the Board of Directors as limiting liability of the Company to the Buyer. In addition, it was important to the Board that only a very modest portion of the purchase price be held in escrow and that the amount in escrow be held for a very short period of time. The resolution of such issues, and others relating to such matters as non-compete provisions and a cap on indemnification liability, caused the Board to conclude that the Transaction would provide a reasonable price to the Company, limit the liability of the Company to the Buyer, and permit the Company to promptly address its liquidity issues.

     (6) The potential of the Company to continue, through the Manufacturing Agreement to be entered into by DCI and the Buyer, to manufacture components of navigational aids for the Buyer. Although the Manufacturing Agreement is terminable, management of the Company expects that DCI will have the benefit of the agreement for a sufficient period of time to cause this to be a factor that will favorably enhance the revenues at DCI. The Company does not anticipate any other continuing relationship with the Buyer.

     (7) The Buyer has a worldwide marketing organization currently in place and sufficient resources to maintain a worldwide marketing network for the Navaids Business product line, including the marketing of new navigational aids, providing for enhanced sales opportunities. Because of the Manufacturing Agreement to be entered into at the Closing, management of the Company expects that the Buyer's anticipated increase in the sale of navaids over that level experienced historically by ASII will directly benefit the Company through the revenue generated for DCI pursuant to the Manufacturing Agreement.

     In view of the variety of factors considered in relation to its evaluation of the Asset Purchase Agreement and the Transaction, the Board of Directors did not find it practicable to, and did not, qualify or assign relative weights to the specific factors considered in reaching its determination.

     The Board of Directors considered two alternatives to a sale of the Navaids Business, such as the Transaction. The first, and most prominent of those alternatives, was for ASII to enter into a distribution and marketing agreement with one of the few corporations possessing an international marketing capability and that would be willing to sell the ASII product line as an adjunct to their current product line. This alternative was considered less desirable than a sale such as the Transaction, because it would have required ASII to rely on a different organization to achieve success in selling ASII products and there was no assurance that any prospective distribution partner would be successful in that effort. The Company also considered briefly the prospect of discontinuing its marketing operations and only selling its product line in response to customer inquiries for spares and new equipment. This option was less attractive to the Board of Directors because it did not address liquidity issues confronting the Company and was not as likely to generate the same economic benefit.

     The Board of Directors did not retain a financial advisor to opine as to the fairness of the Transaction.

C.    Unanimous Board Recommendation.

     The Board of Directors has unanimously approved the sale of substantially all of the assets of ASII and recommends that the stockholders vote to approve the Transaction.

D.    Business Conducted.

      Elecsys Corporation

     Elecsys Corporation, through its subsidiaries, is a designer and manufacturer of electronic components, sub-assemblies and systems and a marketer of electronic contract assembly services. The Company operates two business segments: (i) the Navaids Business, and (ii) the EMS Business. The Navaids Business is operated through ASII while the EMS Business is operated through DCI, also a wholly-owned subsidiary of the Company. ASII designs, manufactures and installs ground-based radio navigation and landing systems and airfield lighting. Its customers consist of civil aviation authorities in the United States and throughout the world. DCI manufactures custom liquid crystal display devices as well as panel meter and heat-seal equipment. In addition, DCI provides contract manufacturing services. These products and services are used in aerospace, medical, industrial and consumer applications. EMS sales are made primarily to customers within the United States.

     Airport Systems International, Inc.

     ASII designs, manufactures, markets and installs navigational aids and visual aids equipment used to aid the in-flight navigation and ground movement of aircraft. The radio navigation products of ASII include instrument landing systems, very high frequency omni-range units and distance measuring equipment. The visual aids include runway and taxiway lighting, approach lighting systems, control equipment and aircraft guidance signage. ASII also provides a wide range of related services including site surveys and selection, turnkey installation, maintenance and training. Navigational aids are required by the United States Federal Aviation Administration ("FAA") and the International Civil Aviation Organization ("ICAO") regulations at all airports in the world that conduct all-weather operations.

     ASII revenues are generated principally from sales of its products and services to government agencies internationally and in the United States. The products are sold directly to such agencies or through prime contractors for integration in systems procured by these agencies. ASII sales are largely dependent upon government construction and procurement contracts. The majority of ASII revenues in any single quarter is typically derived from relatively few customers and quarterly revenue will fluctuate based on a number of factors, including the timing and magnitude of orders, customer installation schedules and political and economic factors. Sales are typically made pursuant to fixed price contracts, and cost overruns, if any, are assumed by ASII.

     ASII serves three primary markets: international, United States non-federal, and the United States government. The international market consists of all sales where the installation of products is outside the United States. ASII sells either directly to international customers through a network of representatives or distributors, or through prime contractors. ASII has over 20 independent sales representatives covering over 20 countries. The United States non-federal market is comprised primarily of state and local governmental entities that have responsibility for airport development, improvement and management. ASII either contracts directly with the governmental entity or acts as a subcontractor. The United States government market includes all governmental agencies needing the installation of navigational aids in the United States. The primary customers for ASII in this market are the FAA and the U.S. Air Force.

     Generally, the time from when an order is accepted by ASII until the first equipment is shipped is approximately one to three months. Final acceptance of the installed equipment normally occurs two to four months after the equipment is shipped. Installation time can vary due to such factors as weather, site conditions and the progress of other portions of the construction project into which ASII products are incorporated. ASII generally provides a limited product warranty with its equipment.

     ASII competes against several large multi-national companies that provide a broad spectrum of products and serve a wide customer base. Most contracts in the navigational aids market are awarded through a sealed bid or competitive request for proposal process. The principal competitive factors in these markets are (i) product conformance with FAA and ICAO specifications, (ii) quality of products manufactured and ease of customer usability and maintenance, (iii) delivery time, (iv) customer training and support, and (v) price.

     For the fiscal year ended April 30, 2000, the Navaids Business had sales in the amount of $13,483,000 and reported an operating loss of $1,163,000. For the fiscal year ended April 30, 2001, the Navaids Business had sales in the amount of $15,078,000 and reported operating income of $660,000. The Navaids Business is discussed in more detail in "Description of the Business" later in this Proxy Statement.

      Alenia Marconi Systems

     Buyer is a wholly-owned Delaware subsidiary of Alenia Marconi Systems Limited ("AMS"). AMS is a wholly-owned subsidiary of Alenia Marconi Systems N.V. ("AMS NV"), an equal shares joint venture company incorporated in The Netherlands. AMS NV is a significant manufacturer in the European defense and electronics industries. AMS NV is owned in equal part by BAE SYSTEMS Electronics Ltd. ("BAE SYSTEMS Electronics"), a public company incorporated in England and Wales, and Finmeccanica S.p.A., a publicly listed company incorporated in Italy ("Finmeccanica"). BAE SYSTEMS Electronics is wholly-owned by BAE SYSTEMS plc ("BAE SYSTEMS"), a public limited company incorporated in England and Wales. BAE SYSTEMS is a world class electronic systems company with prime contractor and systems integration skills in the land, sea, air and civil market sectors. BAE SYSTEMS is the UK's largest exporter, Europe's biggest aerospace and defense company and third in the world in the field of aerospace and defense. Finmeccanica operates in over a hundred countries worldwide, and is Italy's second largest industrial group. Finmeccanica is a major producer of advanced technology systems in defense, aerospace, automation, transportation and energy.

E.    Terms of the Transaction.

     The Acquiror. Buyer is a wholly-owned Delaware subsidiary of AMS. AMS is a wholly-owned subsidiary of AMS NV, an equal shares joint venture company incorporated in The Netherlands. AMS NV is owned in equal part by BAE SYSTEMS Electronics, a public company incorporated in England and Wales, and Finmeccanica S.p.A., a publicly listed company incorporated in Italy. AMS, as the parent of Buyer, signed a guaranty concurrently with the execution of the Asset Purchase Agreement to guarantee the performance of all of the obligations of Buyer under the Asset Purchase Agreement.

      Consideration. The consideration payable by Buyer to ASII at the Closing of the Transaction for the purchase of substantially all of the assets of ASII will be cash, expected to be in the amount of $7.7 million (the "Purchase Price"), of which $400,000 will be held in escrow and distributed in accordance with the Asset Purchase Agreement and a related escrow agreement (the "Escrow Agreement") (see "Escrow"), and the assumption of debt held by Mutual Service Life Insurance Company (in the amount of approximately $1.1 million) and liabilities incurred by ASII in the ordinary course of the Navaids Business. The Purchase Price will be subject to possible post-Closing adjustments, as set forth in the Asset Purchase Agreement and described in further detail below (see "Adjustment to Purchase Price").

      Escrow. At the Closing, Buyer will place $400,000 of the Purchase Price (the "Escrowed Amount") in an escrow account to be distributed by the escrow agent in accordance with the Escrow Agreement and the Purchase Price adjustment procedures set forth in the Asset Purchase Agreement and summarized in the "Final Closing Net Asset Value" and "Adjustment to the Purchase Price" sections below.

      Final Closing Net Asset Value. Within 15 days following the Closing, ASII will deliver to Buyer a statement reflecting the book value of the assets purchased, and the liabilities assumed, by Buyer (the "Closing Net Asset Statement"). ASII and Buyer will agree to the calculation of the values set forth on the Closing Net Asset Statement within 90 days of the Closing, or, if a dispute arises, an independent accounting firm will resolve such disputes pertaining to the calculation of the values of the Closing Net Asset Statement. The calculation of the final value, either agreed to by the parties or determined by an independent accounting firm, shall be referred to as the "Final Closing Net Asset Value".

      Adjustment to the Purchase Price. If the Final Closing Net Asset Value is greater than $6,046,000 (the "Target Net Asset Value"), Buyer will pay to ASII the difference and ASII will receive all of the Escrowed Amount. If the Final Closing Net Asset Value is equal to the Target Net Asset Value, ASII will receive the Escrowed Amount. If the Final Closing Net Asset Value is less than the Target Net Asset Value and the difference is less than the Escrowed Amount, once the difference is paid to Buyer, ASII will receive the remainder held in escrow. If the Target Net Asset Value exceeds the Final Closing Net Asset Value by $400,000 or more, the Buyer will receive the Escrowed Amount and ASII will pay to Buyer the difference in excess of $400,000.

      Termination. The Asset Purchase Agreement may be terminated: (i) if the parties mutually agree at or prior to the Closing of the Transaction, (ii) upon written notice from either ASII or ASI Newco, Inc. if a material breach or default occurs with respect to the due and timely performance by the other party of any of the respective covenants and agreements contained in the Asset Purchase Agreement or if any material breach of a representation or warranty under the Asset Purchase Agreement cannot be cured prior to the Closing of the Transaction, (iii) by either ASII or ASI Newco, Inc. if the Closing has not occurred by the close of business on August 31, 2001, or (iv) by ASI Newco, Inc. if there is a significant adverse event affecting title to, or the condition of, the real property owned by ASII.

      Completion of the Asset Sale. The Company is working to complete the Transaction as soon as possible. The Company anticipates completing the Transaction promptly after stockholder approval, assuming prior satisfaction of the conditions of each party as set forth below.

      The Company's and ASII's obligations under the Asset Purchase Agreement are subject to, among other things, receipt of payment of the Purchase Price less the Escrowed Amount, receipt of a legal opinion from Buyer's counsel, execution of the Manufacturing Agreement between Buyer and DCI (see "Description of DCI Supply Agreement"), termination or expiration of the waiting periods for filings under the Exon-Florio Act (see "Regulatory
Approvals"), consent of third parties to the assignment of contractual arrangements entered into with ASII, receipt of AMS's guaranty and an executed Escrow Agreement, the assumption of prospective liability for surety bonds under all outstanding customer contracts of ASII, and the establishment of back-to-back letters of credit to protect ASII from loss on certain of its outstanding letters of credit.

      Buyer's obligations under the Asset Purchase Agreement are subject to, among other things receipt of all necessary consents, including termination or expiration of the waiting periods for filings under the Exon-Florio Act
(see "Regulatory Approvals") and the consent of third parties to the assignment of contractual arrangements entered into with ASII, receipt of a legal opinion from Seller's counsel, updates to the disclosure schedules set forth in the Asset

Purchase Agreement, the consent of Mutual Service Life Insurance Company as "Lender" under a Promissory Note and Mortgage and Security Agreement relating to the ASII real property, receipt of the Company's guaranty and an executed Escrow Agreement, and the execution of the Manufacturing Agreement between Buyer and DCI (see "Description of DCI Supply Agreement").

     Representations and Warranties. In the Asset Purchase Agreement, the Company and ASII have made certain representations and warranties. These representations and warranties relate to, among other things, the Company and ASII's good standing, due incorporation, compliance with applicable laws and certain disclosures with respect to real and personal property, financial information, litigation issues, insurance policies, employee benefit plans and other matters relating to the business and operations of ASII. A condition to the Closing of the Transaction is that all of the representations and warranties contained in the Asset Purchase Agreement be accurate at the time of Closing.

     Covenants. In the Asset Purchase Agreement, the Company and ASII have made certain covenants including, but not limited to, using commercially reasonable efforts to cause ASII to conduct business in the ordinary course, to do all things necessary to consummate the Transaction and restricting ASII from taking certain actions other than in the ordinary course of business and consistent with past practices. Furthermore, (i) for a period of five (5) years following the Closing, ASII and its affiliates (including the Company), and (ii) for a period of three (3) years following the Closing, ASII's directors and the Company's officers and directors, agree not to compete in the Navaids Business. ASII and the Company agree not to solicit any ASII employees for a period of five (5) years following the Closing. Prior to the Closing, ASII agrees to allow Buyer access to the business records of ASII and to ASII employees and customers, accompanied by representatives of ASII, to discuss continued employment and to obtain necessary contractual consents from ASII customers. Buyer has agreed to offer employment to all of the employees of ASII (other than Keith Cowan and Tom Cargin). The Company and ASII agree to cause Bank of America to release all assets of ASII from liens held by Bank of America and to release ASII from any liability owed to Bank of America. (Bank of America holds certain loans in which the Company, ASII and DCI are borrowers and the assets of each company are pledged as collateral.) Upon the Closing, ASII will cease all use of the name "Airport Systems International, Inc." and will change its name within two (2) days following the Closing.

     Indemnification and Survival. The Company and ASII have agreed to indemnify Buyer for damages arising from any claims relating to all ASII liabilities other than those liabilities expressly assumed by Buyer, any breach of ASII's or the Company's representations or warranties under the Asset Purchase Agreement or any breach or default of any covenants or agreements on the part of the Company or ASII under the Asset Purchase Agreement. Furthermore, the Company has agreed to indemnify Buyer for damages arising from: (i) certain warranty claims, (ii) any performance bond claim, or (iii) any government contract claim, that in all three cases, relates to any products manufactured or sold, or services provided, by the Company or ASII prior to the date of Closing. In no event will the Company and ASII be liable for any damages arising from an untrue representation or breach of warranty under the Asset Purchase Agreement (i) until such damages exceed $200,000 in the aggregate (and then Buyer may seek payment of the full amount), or (ii) that are in excess of $4 million in the aggregate, except that a claim for breach by the Company and ASII of their representations made under the Asset Purchase Agreement relating to title of the real and personal property of ASII, ASII permits, or ASII environmental conditions and compliance, or an indemnification claim relating to a warranty, performance bond or government contract claim, is not subject to the $200,000 minimum and the $4 million maximum limitations.

     Buyer has agreed to indemnify the Company and ASII for damages resulting from certain liabilities assumed by Buyer, any breach of Buyer's representations and warranties under the Asset Purchase Agreement, any breach or default of any covenant or agreement on the part of Buyer under the Asset Purchase Agreement, or any third party claims that both result solely from actions of Buyer occurring after the date of Closing and relate to the Navaids Business or the assets of ASII.

     The representations and warranties of the Asset Purchase Agreement will survive the Closing for a period of fifteen (15) months following the Closing, subject to the following exceptions: (i) the representations of the Company and ASII regarding tax returns, employee benefit plans and environmental conditions and compliance shall survive for 60 days beyond the expiration of the applicable statute of limitations; (ii) the representations of the Company and ASII regarding the corporate status and authority of the Company and ASII, the Company and ASII charter documents and broker's fees shall survive without limitation; and (iii) the representations of Buyer regarding the corporate status and authority of Buyer, the Buyer charter documents and broker's fee shall survive the Closing without limitation.

     Description of DCI Supply Agreement. As a condition to the Closing of the Transaction, Buyer and DCI have agreed to enter into a manufacturing agreement, on terms and conditions mutually agreed to by the parties.

F.    History of the Transaction.

     In early November 2000, at an air traffic control conference, Keith Cowan, CEO of the Company, had an initial conversation with Giancarlo Elmi and Giorgio Gulienetti of AMS regarding the possibility of forming a strategic relationship between the Company and AMS. That initial conversation considered at least two possible forms for the strategic partnership. One alternative was for AMS to provide marketing and distribution services to ASII. The second alternative was the purchase of ASII, either in a stock or asset transaction.

     In a telephone conversation in late November 2000 and in several subsequent telephone conversations over the next few days, Mr. Gulienetti and Mr. Cowan discussed the preparation of an appropriate confidentiality agreement for the purpose of exchanging information. The confidentiality agreement between the Company and AMS was signed on December 7, 2000. Prior to the end of 2000, the parties had no further discussions about the form of any proposed strategic relationship.

     On January 4, 2001, as a result of conversations between Mr. Cowan, Michael Meyer, a member of the Board of Directors of the Company, and Mr. Gulienetti of AMS, the parties agreed to set up a meeting to discuss a possible acquisition of ASII. This was the first meeting at which the parties specifically discussed, and ultimately agreed, that the strategic relationship should take the form of an acquisition. AMS expressed a desire for an acquisition in order to obtain complete control over the Navaids Business, and the Company favored an acquisition, as opposed to a marketing and distribution agreement, because it did not pose the risk that ASII would be completely reliant on the marketing efforts of a third party. Management of the Company was also concerned that a marketing and distribution relationship with AMS may prevent ASII from retaining its business relationships with competitors of AMS. Because the parties separately came to the conclusion that an acquisition was preferred, there was not significant conversation between the two parties concerning the two alternatives. No principal terms of any proposed acquisition were discussed in that January 4 conversation. Shortly thereafter, Mr. Gulienetti and John McGlynn of AMS visited the Company's facilities in Overland Park, Kansas to further discuss the opportunities and goals of an acquisition of ASII by AMS. ASII provided significant business information to AMS, and the parties discussed business opportunities available to ASII. However, the parties did not discuss any terms of the proposed acquisition.

     On January 31, 2001, as a result of the inquiry from AMS to purchase the Navaids Business, the Board of Directors made the decision that in order to maximize stockholder value, the Company should pursue the sale or significant restructuring of the Navaids Business and established a small list of prospective buyers to contact regarding the possible acquisition of ASII. This list was comprised of competitors of the Company in the navigation aids business, as well as air traffic control system prime contractors. Various Board members, including Mr. Cowan, were assigned the task of initiating contact with the designated prospective buyers to explore the possibility of an acquisition of ASII.

     On February 19, 2001 Mr. Elmi sent a letter to Mr. Cowan requesting that Mr. Cowan provide a firm indication of the Board of Directors willingness to sell the Navaids Business and the price at which the Company would be willing to sell.

     On February 20, 2001 at a regularly scheduled meeting of the Board of Directors, an offer price was established for the sale of the ASII stock or assets to AMS. Mr. Cowan sent a letter of intent ("LOI") to Buyer immediately following the Board meeting, expressing the Board's desire to sell all of the issued and outstanding capital stock of ASII at a price set forth in the LOI and setting forth certain terms and conditions pursuant to such offer.

     On February 28, 2001 David Griffiths, Commercial Officer of AMS, sent a letter to Mr. Cowan proposing a meeting to further discuss the LOI and the potential acquisition of ASII with Andrew Walsh, Chief Financial Officer of AMS, and Roger Mathias, the Strategic Planning Director of AMS. There were no oral communications between the parties from January 31 through February 28, 2001.

     On March 7, 2001, Mr. Walsh, Mr. Mathias and Mr. Elmi of AMS visited the Company's facilities in Overland Park, Kansas and continued discussions regarding a possible acquisition of ASII. As was the case on January 31, 2001, the discussions included a business description of ASII. In addition to the review of the Navaids Business, Mr. Cowan explained in great detail the relationship between DCI and ASII, so that AMS could better understood what assets would be included in any proposed transaction. The manufacturing work conducted at DCI for ASII required detailed explanation, to permit the AMS representatives to better understand the separation between the two entities and to become confident that an acquisition of ASII, and the execution of an accompanying manufacturing agreement with DCI, would permit AMS to separately conduct the Navaids Business. In addition, the parties discussed which employees of ASII were likely to continue with Elecsys after the anticipated Transaction, and, with the greater understanding of the distinction between ASII and DCI, the representatives of the Company took the opportunity to confirm their price expectations.

      On March 26, 2001, the Company received and signed a non-binding indicative offer letter from AMS (the "Letter"), setting forth the terms of AMS's offer to purchase the Navaids Business for eight million dollars, subject to adjustment and to certain terms and conditions set forth in the Letter.

      Initial due diligence began on April 2, 2001, at which time AMS conducted an on-site review of documents requested by AMS. Participants in the due diligence review included outside attorneys and accountants for AMS, Mr. Norman Weatherup and Mr. Marcantonio Somacal, AMS employees having accounting and marketing responsibilities, respectively. The parties discussed in general terms whether a proposed transaction might be accomplished more expediently as an asset purchase or stock purchase, but no other negotiations took place at that time.

      AMS provided to the Company a first draft of a purchase agreement on April 17, 2001 and on April 19, 2001 the parties began negotiations toward a definitive agreement. Along with a discussion of purchase price, the parties focused on the valuation of the assets acquired, indemnification issues, certain liabilities to be assumed by Buyer, Buyer's access to ASII employees and customers, and non-compete agreements with various officers and directors of the Company and ASII. All communications between the parties during this time took place in writing, with correspondence by counsel to the Company and accompanied by revisions to the proposed purchase agreement. Comments from AMS were then relayed in writing back to counsel to the Company, also with various revisions to the proposed purchase agreement.

      On May 10, at a special meeting of the Board of Directors of the Company, the Board authorized Mr. Cowan, Mr. Meyer, David Schulte, all members of the Board of Directors, and counsel to the Company, (collectively referred to as the "Negotiating Committee") to participate in discussions with representatives of AMS to negotiate a definitive agreement.

      On May 14 and 15, the Negotiating Committee met with Norman Weatherup of AMS, outside counsel to AMS, and Andrew Price, counsel to AMS, in Washington, D.C. to negotiate the terms of a definitive agreement. At this time, AMS determined it would offer to purchase substantially all of the assets and assume certain liabilities of ASII for a cash purchase price of $7.7 million, less an amount to be retained in escrow, subject to a post-Closing adjustment.

      On May 17, 2001, at a regularly scheduled meeting of the Board of Directors of the Company, the Board approved the sale of substantially all of the assets of ASII to AMS and the form of Asset Purchase Agreement, subject to modifications and deletions: (i) as set forth in a memorandum prepared by Steven Carman to the Board of Directors dated May 16, 2001, and (ii) as the Negotiating Committee may deem appropriate. Further, the Board of Directors recommended the approval of the Transaction and Asset Purchase Agreement by the stockholders of the Company. At that time, the Board of Directors was aware that the Company was in default on its obligations to its lenders, and the Company had no assurance that its senior lender would both (i) continue to forbear from the right to exercise remedies relating to the Company's then-existing events of default, and (ii) provided additional letters of credit for new projects undertaken by ASII.

      From May 17 until June 18, the parties  negotiated,  by the  exchange of
revised  drafts  of  the  agreement  and  periodic   telephone   conversations
principally between counsel to the Company and counsel to AMS, the definitive terms and conditions of the Asset Purchase Agreement and the ancillary
agreements.   Specifically,   the   parties   focused  on  the  terms  of  the
non-compete
provisions, the nature of the indemnification to be provided, and the manner in which the post-Closing adjustment was to occur.

     Keith Cowan, on behalf of ASII and the Company, executed a definitive Asset Purchase Agreement on June 18, 2001. Mr. Walsh executed the agreement at the same time on behalf of the Buyer.

G.    Voting Requirements.

     The Transaction requires the approval of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote. The failure to vote or a broker non-vote has the same effect as a vote against the proposed Transaction. Section 5.29 of the Asset Purchase Agreement provides that, subject to their obligation to exercise their fiduciary duties, including those as directors of Elecsys, each of the directors constituting the Board of Directors of Elecsys intends to vote the shares of Elecsys that he beneficially owns in favor of approving the Transaction. Directors of Elecsys beneficially own 341,790 shares of Elecsys (such amount including presently exercisable options to purchase shares of Elecsys). The Company is aware of no other agreements to vote shares for or against the Transaction.

H. Description of any Interest of Directors and Officers that Differs from Stockholders' Interest.

     One of the Company's directors has an interest in the Transaction that is in addition to his interest as a stockholder in the Company. Mr. Schulte is a Partner and Managing Director of Kansas City Equity Partners ("KCEP"). KCEP is a significant stockholder in the Company and the holder of a convertible subordinated debenture due February 2005 (the "Debenture"). As of the date of this Proxy Statement, four quarterly installment payments totaling approximately $50,000 due to KCEP by the Company under the Debenture have been deferred. Part of the cash consideration received by the Company upon consummation of the Transaction will be used to bring the Company current as to payments owed to KCEP under the Debenture. KCEP will also prepare a conversion price and warrant adjustment for the forbearance period. The members of the Company's Board of Directors knew about this additional interest, and considered it, when they approved the Asset Purchase Agreement.

I.    Regulatory Approval.

     There are no federal or state regulatory requirements to be complied with, or approval to be obtained, in connection with the Transaction with the exception of a filing required by the Exon-Florio Act.

     The Exon-Florio Amendment to the Defense Production Act of 1950 requires Elecsys, ASII, Buyer and AMS to submit certain information to the Department of Treasury. Elecsys, ASII and Buyer do not intend on consummating the Transaction unless and until the applicable waiting periods under this Act have been satisfied. Elecsys, ASII and Buyer intend to make their filings under the Exon-Florio Amendment as soon as reasonably practicable and expect to satisfy this condition to Closing within 30 days after the filing is made.

J.    Dissenters' Rights.

      Stockholders of the Company do not have dissenters' rights with respect to the Transaction.

K.    Gagnon Control Shares.

     Under the Kansas Control Share Acquisition Statute, (K.S.A. 17-1286 et seq.), a person who acquires shares representing at least 20% of the voting power ("control shares") of an issuing public corporation has only those voting rights, with respect to the control shares, that are granted to such person by resolution approved by the stockholders of the issuing public corporation. Gagnon Securities LLC ("Gagnon") has acknowledged its prior acquisition of beneficial ownership of 24% of the Company's outstanding common stock, and all of such shares of Company common stock are control shares. Based on the information now available to the Company, the Company believes Gagnon currently has no right to vote any of such shares. It may obtain voting rights as to the control shares only if the Company's stockholders vote to grant Gagnon voting rights. Gagnon has not asked that the stockholders vote at this Meeting to restore to it voting rights as to the control shares that it owns. Accordingly, for purposes of approving this Transaction, Gagnon's shares will not be included in the total amount of shares outstanding.

L.    Accounting Treatment.

     The terms of the Asset Purchase Agreement include cash consideration in the amount of $7.7 million, subject to adjustment after the execution of the Asset Purchase Agreement, and Buyer's assumption of certain liabilities. The Buyer will account for the Transaction under the purchase method of accounting.

M.    Federal Income Tax Consequences.

     Because of existing deferred tax assets, the Company does not expect this Transaction to result in any federal or state tax liability.

N.    Reports, Opinions and Approvals.

      No reports, opinions and appraisals that materially relate to the Transaction were received from outside parties or are referred to in the Proxy Statement.

                          Description of the Company

General

      Elecsys,  through its  subsidiaries,  is a designer and  manufacturer of electronic components, sub-assemblies and systems and a marketer of electronic contract assembly services. Elecsys, as the parent company, operates two business segments: (i) the Navaids Business, and (ii) the EMS Business. The Navaids Business is operated through a wholly-owned subsidiary, ASII, while the EMS Business is operated through DCI, also a wholly-owned subsidiary of Elecsys. ASII designs, manufactures and installs ground-based radio navigation and landing systems ("Navaids") and airfield lighting. Its customers consist of civil aviation authorities in the United States and throughout the world. DCI manufactures custom liquid crystal display ("LCD") devices as well as panel meter and heat-seal equipment. In addition,

DCI also provides contract manufacturing services. Its products are used in aerospace, medical, industrial and consumer applications. Sales are made primarily to customers within the United States.

     Elecsys was incorporated in Kansas on May 1, 1991, and completed an initial public offering on November 30, 1993.

     In fiscal year 2000, Elecsys implemented a new strategic direction, leveraging to other vertical markets its core competency as a manufacturer of high quality electronics. The new initiative focused, primarily through acquisition, on diversifying into the manufacture and sale of electronic components and systems of both a proprietary and contract assembly nature. Contract electronics manufacturing services ("EMS") is viewed by management of the Company as a large and growing market. This is driven by manufacturers of all sizes outsourcing their electronics manufacturing, allowing them to focus on core business competencies such as product design and marketing. These trends had generated steady annual sales growth at DCI. The world-wide market for Navaids, by comparison, is only $120-150 million annually, and cyclical.

     The first phase of the new strategy began with the acquisition of DCI in February 2000. DCI is located in Lenexa, Kansas and had sales for the calendar year ended December 31, 1999 of approximately $8.1 million. The acquisition was accretive to the Company's historical earnings on a pro forma basis. The acquisition of DCI repositioned the Company as a reputable electronic manufacturing service provider and consolidator, offering a platform for future acquisitions. The Company has obtained ISO 9001 certification at DCI and implemented a rigorous quality assurance program critical to EMS operations. In pursuing its acquisition strategy, the Company can judiciously utilize equity as acquisition currency. The Company focuses its EMS marketing efforts on customers that use design assistance and shorter production runs and need custom LCD displays. This differentiated strategy has been successful for DCI and led to its historical growth.

     In conjunction with the first phase of the Company's new strategy and to better define the Company's business, as well as the businesses operated by its subsidiaries, the Company changed its name from "Airport Systems International, Inc." to "Elecsys Corporation" on November 1, 2000. Simultaneously with the name change, the Company formed a wholly-owned subsidiary named "Airport Systems International, Inc." and transferred the Navaids Business from Elecsys to ASII (the "Company Restructure"). The stockholders of the Company approved the name change at the 2000 Annual Meeting on September 12, 2000. Although not specifically contemplated in fiscal year 2000, the sale by the Company of the Navaids Business is consistent with the desire of the Company to focus on its core competency as a manufacturer of high quality electronics. The Company will no longer have the expense or ongoing financial responsibility for either the design and certification of new navaids or the international marketing of navaids to governmental and quasi-governmental agencies. Because of constraints on the liquidity of the Company, no additional actions have been completed to further implement the new strategy of the Company.

Business Segments

A.    Electronics Manufacturing Services Business.

      DCI is a specialized electronics manufacturer providing a complete range of innovative design and manufacturing capabilities focused on miniaturization, custom display technology and automated production processes. Products and services from DCI include electronic design and manufacturing services, custom liquid crystal displays ("LCD"), LCD modules, digital panel instruments and electronic manufacturing process equipment. DCI designs, manufactures and supports electronic assemblies for original equipment manufacturers ("OEM") in medical, aerospace, industrial, consumer, military and other major industries. DCI operates from a 35,000 square foot manufacturing facility in Lenexa, Kansas. DCI's design and manufacturing capabilities, combined with materials management, make DCI a single resource for product development and manufacturing which allows customers to integrate their supply chains and reduce their vendor bases. DCI strives to form long-term partnerships with customers. Substantially all of DCI's sales are to domestic customers, serviced through a combination of in-house sales personnel and outside representatives.

      Electronic manufacturing services from DCI encompass turnkey product design and development, manufacturing and testing. The engineering staff provides hardware design, software design and component engineering services under contract to OEMs. Manufacturing processes produce assemblies incorporating both conventional electronic packaging and the high density configurations, including ball grid array and microelectronic technologies. DCI's manufacturing capabilities include automated surface mount technology component placement, automated solder paste application and soldering, automated plated through hole component placement, wire bonded chip on board microelectronics assembly, and complete in-circuit and functional testing services. Electronic manufacturing services comprise approximately 81% of total sales.

      DCI's LCD fabrication facility produces custom LCDs and integrated display modules for all applications while also offering standard character and graphic display modules. An LCD is a low power display device in which liquid crystal material is sealed in a cell composed of specially etched plates of conductively coated glass. LCDs are used to display information in a variety of applications from commercial and industrial to consumer products where low power consumption is required. DCI fabricates LCDs for OEMs focusing on low to medium volume specialty applications. DCI contracts with an Asian manufacturer for high volume requirements. DCI is one of a few companies in the United States capable of designing and manufacturing the complete display module involving both the LCD cell and the supporting electronics.

      DCI LCDs are  produced  in a clean  room in its  Lenexa  facility.  This clean room was built to Class 10000 specifications and incorporates a self-contained HVAC system with HEPA filtration and a controlled entry airlock. The clean room also includes automated glass scribing and photo-imaging process equipment. Sales of LCDs are made to customers principally in the United States. LCD and LCD module sales currently comprise approximately 10% of total EMS Business sales.

      DCI's  various  proprietary  electronic  products  are  targeted  toward
specialized  niche  applications.   Digital  panel  instruments  are  used  in
process, laboratory and quality control applications including research labs, ground support equipment in the aerospace industry, waste water treatment plants, and power generation plants. These instruments measure a number of different process attributes, including voltage, current, temperature, RPM, pressure, fluid volume, and torque. Digital panel instruments may operate as stand alone equipment or interface to programmable systems. DCI electronic manufacturing process equipment is used to bond flexible connectors to either LCD glass or printed circuit boards. Proprietary equipment sales are made to end users and OEMs principally in the United States and currently comprise approximately 9% of total sales.

B.    Navaids Business

     The Navaids Business operated through ASII engages in the design, manufacture, marketing and installation of ground-based Navaids and visual aids, including airfield lighting and airfield signage. Navaids provide enroute and approach to landing guidance to aircraft, allowing them to safely navigate and land in poor visibility conditions. Navaids are required by the United States Federal Aviation Administration ("FAA") and the International Civil Aviation Organization ("ICAO") regulations at all airports in the world that conduct all-weather operations. Visual aids are used to direct aircraft along runways, taxiways and to terminals.

     ASII's Navaids products are Instrument Landing Systems ("ILS"), Very High Frequency Omni-Range Transmitters ("VOR"), and Distance Measuring Equipment ("DME"). ASII products also include airfield lighting and signage. Navaids such as those manufactured by ASII, are an integral part of the air traffic control system used worldwide for navigation of aircraft operating in Instrument
Meteorological Conditions under Instrument-Flight Rules ("IFR"). Signals generated by these products are received by electronic avionics equipment installed in all aircraft equipped for IFR, which then provide navigational guidance to the pilot. Most Navaids are radio frequency devices that use measurement of angles and distance to establish aircraft position coordinates.

     An ILS system provides the close-in navigation support to an aircraft during the approach to landing phase. An ILS is certified for use according to criteria that specify the applicable landing decision height required for a particular approach procedure. Decision height is that point above the approach end of the runway at which the pilot must either establish positive visual contact with the runway or execute a missed approach. Category I ILS permits a landing decision height of 200 feet, Category II ILS permits a landing decision height of 100 feet, and Category III ILS permits a landing decision height of 50 feet or less. ASII produces Category I, II, and III ILS.

     A VOR, in combination with DME, provides the principal means for enroute navigation currently used in the air traffic control system. A VOR located either at an airport or at enroute points between airports provides a line of bearing from a ground station to an aircraft based on 360 specific radials (each radial representing a point on the compass).

     A DME provides distance measurement from the aircraft to the DME with an accuracy of approximately 500 feet. A DME uses a pulsed system, like radar, in which the ground-based DME station replies with a pulse to an interrogating signal received from an aircraft. The distance is computed by measuring the time between signals. ASII manufactures and sells a low power DME for use at airports and a high power DME for use enroute. A DME may be used in place of marker beacons in an ILS to provide distance information to the pilot.

     ASII's revenues are generated principally from sales of its products and services to government agencies internationally and in the United States. The products are sold directly to such agencies or through prime contractors for integration into systems procured by those agencies. ASII's sales are largely dependent upon government construction and procurement contracts. The majority of ASII's revenues in any single quarter is typically derived from relatively few customers and quarterly revenue will, therefore, fluctuate based on a number of factors, including the timing and magnitude of orders, customer installation schedules, and political and economic factors. Sales are typically made pursuant to fixed price contracts, and cost overruns, if any, are assumed by ASII.

     Generally, the time from when an order is accepted until the first equipment is shipped is approximately one to three months. Training is normally completed during the production of the equipment. Final acceptance of the installed equipment (and thus completion of the installation portion of the contract) normally occurs two to four months after the equipment is shipped. Installation time can vary, however, because of weather conditions, site conditions, or the progress of other portions of the construction project into which ASII's products are incorporated. ASII generally provides a limited product warranty with its Navaids and other products. Warranty costs are tracked by ASII and have historically not varied materially from management's estimates.

     In July, 1998, the Company signed a marketing and Manufacturing agreement with Idman Airfield Products ("Idman"), a manufacturer of airport lighting products based in Finland. Idman, a wholly-owned subsidiary of Philips Electronics, N.V., manufactures a complete line of airport lighting including approach, taxiway and runway lights, precision approach path indicators (PAPI), as well as control equipment. On November 1, 2000, in conjunction with the Company Restructure, the agreement with Idman was transferred from Elecsys to ASII. Under the terms of the agreement, ASII has exclusive marketing and manufacturing rights for these products in North and South America and non-exclusive distribution rights in a number of other major international markets. During fiscal 1999, FAA certification was obtained for Idman's elevated runway and taxiway lights. In July 1999, Idman's PAPI (Precision Approach Path Indicator) was certified by the FAA.

     ASII  serves  three   primary   markets:   international;   United   States
non-federal; and the United States government.

     The international market consists of all sales where the installation of products is outside the United States. Almost all countries have civil aviation authorities that regulate the airways within their borders and procure equipment for their air traffic control systems and airports. ASII sells either directly to international customers through a network of representatives or distributors, or through prime contractors. ASII has over 20 independent sales representatives covering over 35 countries. ASII's international sales were 49%, 72% and 80%, of total consolidated sales for the fiscal years ended April 30, 2001, 2000, and 1999, respectively.

     The United States non-federal market is comprised primarily of state and local governmental entities that have responsibility for airport development, improvement and management. ASII either contracts directly with the governmental entity constructing or improving an airport for the portion of the project ASII can complete, or acts as a subcontractor to a prime contractor. ASII's United States non-federal sales were 16%, 12% and 17%, of total consolidated sales for the fiscal years ended April 30, 2001, 2000, and 1999, respectively.

     The United States government market includes all federal governmental agencies needing the installation of ASII products in the United States. The primary customers for ASII in this market are the FAA and the U.S. Air Force. Sales to the United States government were approximately 14%, 5% and 3%, of total consolidated sales for the fiscal periods ended April 30, 2001, 2000, and 1999, respectively. ASII has, to date, approached this market as both a subcontractor and direct provider.

Competition

A.    Electronics Manufacturing Services Business

     DCI competes against different competitors for each of its lines of products. There are a limited number of LCD competitors in the United States. These include Planar/Standish, LXD, Crystaloid and Polytronics. Panel meter competitors include Newport Labs, Red Lion, Digitec, Non-linear Systems, Lincoln Instruments, Doric Instruments, Analogic, and Kessler Ellis. The electronic manufacturing services industry is very competitive. DCI competes against numerous domestic and foreign manufacturing service providers, some of whom are substantially larger than DCI, with greater financial, operating, manufacturing and marketing resources. Some have broader geographic breadth, a broader range of services, and more established overseas operations. In addition, DCI faces competition from the manufacturing operations of its current and potential customers who continually evaluate the relative benefits of internal manufacturing versus outsourcing. DCI believes that the principal competitive factors in its target markets are product quality, flexibility and timeliness in responding to design and schedule changes, reliability in meeting product delivery schedules, pricing, technological sophistication, and geographic location. To remain competitive, DCI must continue to provide technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis, and compete effectively on price.

B.    Navaids Business

     ASII competes against several large multi-national companies that provide a broad spectrum of products and serve a wide customer base. Most Navaids and airfield lighting and signage contracts are awarded through a sealed bid or competitive request for proposal process. The principal competitive factors in these markets are (i) product conformance with FAA and ICAO specifications, (ii) quality of product manufactured and ease of customer usability and maintenance,
(iii) delivery time, (iv) customer training and support, and (v) price. The significance of any individual factor depends on the customer and the situation. Typically, the international and United States non-federal markets have accounted for a substantial portion of ASII's revenues. It is ASII's belief that significant barriers to entry into the markets for its existing products are presented by the difficulty and expense of developing the products and obtaining FAA and international certifications and approvals.

     ASII's principal Navaids competitor in the United States non-federal market is Airsys ATM (previously Wilcox Electric Company). To ASII's knowledge, Airsys ATM is the only other United States manufacturer of ground-based Navaids of the type sold by ASII that has products certified for use in projects partially funded by the Airport Improvement Program ("AIP"). AIP funding is generally relied on for the construction of new or improved runways or airports. Airsys ATM is a joint venture company, approximately 60% owned by Thomson CSF and 40% owned by Siemens A. G., a German defense and electronics company.

     Internationally, ASII has competed against several Navaids suppliers, including Airsys ATM. However, Airsys ATM is the only competitor that has a full line of Navaids. In addition, ASII competes against several other smaller companies, none of which carry a full line of Navaids products.

      ASII has several visual aids competitors both domestically and internationally. ASII's primary competitors are ADB Alnaco (a division of Siemens A.G.), Crouse Hinds (a division of Cooper Industries), Honeywell and Standard Signs, Inc. (a privately held company).

Sources and Availability of Raw Materials and Principal Suppliers

      Generally, the raw materials used in the manufacture of ASII's and DCI's products are readily available from a number of sources in the United States.

Dependence on One or a Few Major Customers

      ASII and DCI each had sales to one customer that accounted for 16% and 18%, respectively, of their total sales in fiscal 2001, and sales to their top five customers accounted for 48% and 50%, respectively, of total sales in fiscal 2001. As a result of the transaction proposed for stockholder approval, management expects that future revenues will be less dependent on one or a few major customers.

Patents, Trademarks, Licenses

      The Company holds no United States or foreign patents. The Company's only trademark is the "AIRPORT SYSTEMS" name and design owned by ASII. As part of the sale of substantially all of the assets of ASII, that trademark will be sold and assigned to Buyer. The "Elecsys" name is currently pending registration with the United States Patent and Trademark Office. The Company's material intellectual property consists of drawings, plans, software, specifications and engineering and manufacturing know how that ASII, primarily, maintains as confidential proprietary information.

      In conjunction with the Company Restructure, certain agreements relating to the intellectual property of the Navaids Business were transferred from Elecsys to ASII. Included in those agreements were the following three license agreements: (i) a license agreement with Fernau Avionics, Ltd. ("FAL") dated November, 1992, in which ASII agreed to pay FAL $217,225 for an irrevocable, fully transferable, non-exclusive perpetual royalty-free license to manufacture, sell and maintain products using DME technology owned by FAL, (ii) a license agreement with Interstate Electronics Corporation ("Interstate") in which ASII has been granted a full manufacturing license to the current design with the ability to make future enhancements to the product that resulted from joint work with Interstate for the development and sale of DGPS equipment, and (iii) a license agreement with Idman to manufacture certain airfield lighting products as discussed above.

      In conjunction with the purchase of DCI, the Company obtained a non-exclusive license and information relating to the research and development of Fast response Multistable Liquid Crystal Display (FMLCD) technology from Advanced Display Systems, Inc. ("ADS"). DCI has deferred active marketing of the FMLCD pending resolution of several technical issues concerning the feasibility of the technology of ADS.

Government Approvals

      All Navaids to be installed in the United States, whether purchased by airport owners, local or state governments, or the FAA, require FAA and
United  States  Federal   Communications

Commission ("FCC") approval. The Company has received all applicable approvals for Navaids sold in the United States.

     FAA approval takes different forms depending on how the equipment is procured. When the FAA purchases equipment, it typically issues a detailed specification describing the functional performance requirements and the design and production methods. FAA design and production requirements historically have contained more detailed specifications than those required in the international and United States non-federal markets, resulting in products that are more costly to produce.

     Local or state governments typically procure equipment in accordance with the technical requirements of FAA Federal Airways Regulations ("FAR") Part 171. FAR Part 171 is a functional performance requirement that does not include specific design and construction methods. The types of ILS, VOR and DME sold by ASII in the United States non-federal market have been approved in accordance with FAR Part 171 by the FAA.

     In addition, ASII contracts for certain local or state airport projects that are partially funded by the AIP, a United States government trust-fund program funded by airport user fees. When an ILS or DME is procured under a program funded by the Airport Improvement Program ("AIP"), the buyer of the equipment typically transfers ownership, maintenance and operation of the equipment to the FAA after installation is complete. There is an additional FAA approval process required for AIP-funded contracts that requires demonstration that the FAA is able to successfully maintain and operate the equipment. ASII's 2100 and 1100 model ILS and DME are approved by the FAA for AIP-funded contracts. To ASII's knowledge, Airsys ATM is the only other company in the United States with approval to supply ILS and DME for AIP-funded contracts.

     The ICAO is a United Nations chartered organization which establishes international standards for navigation equipment, and member countries' Navaids must conform with ICAO functional standards. Equipment for international procurement normally is tested after installation to insure conformance with ICAO standards. In some cases, international programs may require proof of FAR
Part 171 approval prior to bid.

Effect of Existing or Probable Governmental Regulations on the Business

     The Company is subject to federal, state and local regulations concerning the environment, occupational safety, and health. The Company has not experienced any difficulty in complying with such regulations, and compliance has not had a material impact on the Company's business or its financial results.

Research And Development

     Substantially all research and development at the Company occurs in the Navaids Business. During fiscal 2001, approximately 23% of ASII's engineering staff time was spent on research and development activities, none of which was paid for directly by any customer. In fiscal 2000, the amount of engineering time spent on research and development was 46%, none of which was paid for directly by any customer.

Total Number of Employees

     At April 30, 2001, the Company had a total of 157 full time employees. Of these, 62 were employees of ASII and 95 were employees of DCI. Upon the consummation of the Transaction, all of the employees of ASII (except Tom Cargin and Keith Cowan) will become employees of Buyer. The number of employees of DCI will not change as a result of the Transaction. The Company's employees are not represented by a labor organization.

Description of Property

     Real Estate - The Company conducts its EMS Business from a 33,000 square foot facility built on four acres at 15301 West 109th Street, Lenexa, Kansas. The Company has a leasehold interest in this property subject to City of Lenexa, Kansas Variable Rate Demand Industrial Development Revenue Bonds (DCI Project) Series 1998. The face amount outstanding on the bond at April 30, 2001 was $2,470,000 and is due in annual payments of $100,000 to $200,000 through 2017. Approximately 20,000 square feet is used for manufacturing while the remaining 13,000 square feet is used for engineering, administration and marketing.

     ASII's Navaids Business conducts operations from a facility of approximately 50,000 square feet at 11300 West 89th Street in Overland Park, Kansas. Approximately 26,000 square feet is used for manufacturing, approximately 17,000 square feet is used for engineering and training, while the remaining 7,000 square feet is used for administration and marketing. The building and the seven acres on which it is located are owned by the Company, subject to a first mortgage due June, 2011. The principal balance of that mortgage at April 30, 2001, was $1,141,000 with a final payment of approximately $788,200 due at maturity assuming no prepayments. In conjunction with the closing of the Transaction, the building used by ASII will be transferred to Buyer and the first mortgage will be assumed by the Buyer. The Company believes its existing facilities provide adequate capacity for growth for the foreseeable future. No specific plans have been formed at the present time for expanding any facility; however, the Company believes it has a range of suitable alternatives for future expansion.

     Manufacturing and Engineering Equipment - The EMS Business manufacturing capability includes equipment for high speed, as well as low to moderate volume, insertion of surface mount components, automated through-hole axial lead equipment, controlled solder paste applications and advanced clean-room capabilities. The Navaids Business manufacturing equipment is suitable for its low volume electronics production. The test department at ASII is equipped with general purpose and automatic test equipment, with all Navaids assemblies tested environmentally in a temperature chamber. ASII's engineering department is equipped with state of the art design and test equipment, including advanced computer-aided design systems, radio frequency signal modeling software and necessary test and design equipment.

Legal Proceedings

     The Company is a party to one lawsuit, which the Company does not believe to be material.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Sale of ASII

      The sale of substantially all of the assets of ASII will allow the Company to focus its efforts on the EMS Business, which, because of its significantly larger market, is viewed as having higher growth potential. The Transaction will allow the Company to repay debt, strengthen its balance sheet and remove other financial obligations in the form of standby letters of credit that were issued against the Company's bank credit facility to secure performance bonds, bid bonds and down payments related to contracts entered into by ASII. The Company intends to use the proceeds from the sale to pay short term borrowings outstanding on its bank line of credit and a term note payable to the bank (due in February 2003), pay principal and interest owed in arrears to subordinated debt holders and pay related transaction costs. A summary of the cash received, and use of the proceeds, assuming the Transaction was completed on April 30, 2001 follows (in thousands):

           Purchase price (a)                                                                                     $7,700

           Adjustment to the purchase price (a)

                 Final closing net asset value (b)                                 $7,182

                 Target net asset value (a )                                        6,046
                                                                                 ----------

                  Adjustment to purchase price                                      1,136                          1,136
                                                                                                                  -------

           Cash proceeds                                                                                           8,836



           Uses of cash proceeds:

                 Retire line of credit and term note payable to bank                                              (5,711)

                 Payment of sub-debt principal in arrears                                                           (312)

                 Payment of sub-debt interest in arrears                                                            (150)

                 Estimated transaction costs                                                                        (200)
                                                                                                                 ----------

           Net cash received                                                                                      $2,463


(a)   As set out in the Asset Purchase Agreement

(b) Net assets of ASII as of April 30, 2001 less adjustment of $727 to the net assets as agreed to in the Asset Purchase Agreement.

      Pro forma data reflecting financial information about the Company as a result of the Transaction is set forth on pages F-34 through F-39 of the financial information section of this Proxy Statement.

Results of Company Operations

      The following table sets forth for the years indicated, certain statement of operations data of the Company (in thousands):

                                                      Year Ended
                                       ------------------------------------------
                                             April 30, 2001       April 30, 2000
                                       ------------------------------------------

Sales                                   $21,716    100.0%    $15,128     100.0%
Cost of products sold                    14,951     68.8%     10,793      71.3%
                                       ------------------------------------------
Gross margin                              6,765     31.2%      4,335      28.7%
Selling, general and administrative       5,757     26.5%      4,456      29.5%
expenses
Research and development expenses            82       .4%        831       5.5%
                                       ------------------------------------------
Operating income (loss)                     926      4.3%      (952)     (6.3%)
Interest expense                        (1,023)      4.7%      (377)       2.5%
Other income, net                             1       ---          9        .1%
                                       ------------------------------------------
Income (loss) before income taxes          (96)     (.4%)    (1,320)     (8.7%)
Income tax expense                        (117)       .5%        ---        ---
                                       ------------------------------------------
Net loss                                 $(213)     (.9%)   $(1,320)     (8.7%)
                                       ==========================================

      Because fiscal year 2000 reflects DCI operating results only for the period February 7, 2000 to April 30, 2000, the following summarized financial information is being presented to assist the reader in understanding the impact DCI had on operations in fiscal year 2001 and 2000:

                                     Fiscal Year 2001
                         --------------------------------------------
                                                Inter-
                         Navaids      EMS      segment      Total
                         -------      ---      -------      -----
Sales                  $  15,078   $  7,183   $   (545)   $  21,716
Gross Margin               4,157      2,609         (1)       6,765
% of Sales                   28%        36%                     31%
Operating Income       $     660   $    267   $     (1)   $     926

                                     Fiscal Year 2001
                         --------------------------------------------
                                                Inter-
                         Navaids      EMS      segment      Total
                         -------      ---      -------      -----
Sales                  $  13,483   $  1,792   $   (147)   $  15,128
Gross Margin               3,516        836        (17)       4,335
% of Sales                   26%        47%                     29%
Operating Income       $ (1,163)   $    228   $    (17)   $   (952)
(loss)

      Consolidated sales in 2001 were $21.7 million, $6.6 million or 43% higher than sales in 2000 of $15.1 million. This was due primarily to higher sales from DCI as a result of reporting a full year worth of sales. DCI sales after inter-company elimination totaled $6.6 million in 2001 and $1.6 million in 2000, which only included sales from February 7, 2000 (the date DCI was acquired) to April 30, 2000. ASII sales were $15.1 million, up 1.6 million, or 12% compared to 2000. This increase was due to an increase in the number of units shipped resulting from a higher opening backlog and increased orders for Navaids.

      Consolidated gross margin was $6.8 million, or 31% of sales, up $2.5 million or 56% from $4.3 million, or 29% of sales in 2000. Consolidated gross margin increased primarily as a result of gross margin generated from DCI and the shipment by ASII of higher gross margin contracts during 2001. DCI gross margins totaled $2.6 million, or 36% of its sales. The higher gross margin contracts shipped by ASII consisted primarily of spares orders, which generally have higher gross margins. Despite these contracts, ASII continued to experience business conditions in the Navaids market, including aggressive competitor pricing, which led to lower prices.

      Selling, general and administrative ("SG&A") expenses increased $1.3 million, or 29% in 2001. The increase was due primarily to an increase in DCI expenses from $600K (for the period February 7, to April 30, 2000) to $2.3 million for fiscal 2001. ASII's fiscal 2001 SG&A expenses were $3.4 million, down from $3.8 million in fiscal 2000. As a percent of sales, SG&A expenses decreased from 29% to 26% primarily as a result of higher consolidated sales.

      Research and development expenses decreased $749,000 or 90% in 2001 to $82,000, reflecting decreased labor and expenses related to development work on the new Category II/III ILS. Expenditures made during fiscal 2000 were primarily to obtain Category III approval from the FAA for the ILS (which is nearly complete) and to reduce production costs. Category III approval would permit the Company to participate in procurement opportunities in the United States that require delivery of a Category III system. These procurement opportunities tend to be larger, and therefore more attractive, sales opportunities. No significant new research and development projects were undertaken by the Company during 2001.

      Interest expense increased from $377,000 to $1,023,000 due to higher average short term borrowings, the additional debt taken on as a result of the DCI acquisition, and higher average interest rates.

      No domestic income tax provision or benefit was recorded for fiscal 2001 or 2000 due primarily to net operating losses incurred in fiscal 2001 and 2000 as well as the establishment of valuation reserves against deferred tax assets related to net operating loss carry forwards. The tax benefits will be recognized in the future when used to offset future taxable income. The income tax expense shown in fiscal 2001 reflects foreign income taxes related to a contract completed by ASII in a foreign country.

      As a result of the above, the net loss for 2001 was $213,000, compared to a net loss of $1,320,000 in 2000.

Backlog

      The following table sets forth the domestic and international backlog of ASII as of the dates indicated (In thousands):

                                        April 30, 2001          April 30, 2000

Domestic                             $ 2,093    40.9%          $ 351      6.4%
International                          3,024    59.1%          5,115     93.6%
                                       -----    ----           -----     ----
Total                                $ 5,117    100.0%       $ 5,466    100.0%

      ASII's backlog decreased $349,000 or 6% to $5.1 million at April 30, 2001, compared to $5.4 million at April 30, 2000. Approximately 57% of the backlog at April 30, 2001 consists of three contracts. Thirty-three percent of the backlog represents a contract to provide localizer antennas to a contractor for supply to the United States Air Force. This contract also includes options to purchase additional antennas valued at $3.7 million.
Twelve percent of the backlog represents a contract with a major U.S. air traffic control contractor for the delivery of spares to support multiple ILS systems into South America, while 12% of the backlog represents a contract to provide a VOR/DME into South America. Substantially all of the ASII backlog at April 30, 2001 is expected to be completed and shipped in fiscal 2002.

Inflation

      The effect of inflation on the Company has not been significant over the past several years. However, an extended period of inflation could be expected to have an impact on the Company's earnings by causing interest rates, as well as material and labor rates to increase faster than prices could be increased on new contracts.

Liquidity and Capital Resources

      Net cash of $296,000 was used in operations in 2001 compared to net cash used of $692,000 in 2000. The improvement was principally the result of a lower net loss for the year, higher non-cash depreciation and amortization as compared to the previous year, and decreases in inventory offset by decreases in accounts payable and customer deposits. The increases in non-cash depreciation and amortization are due primarily to depreciation and amortization of fixed assets and the costs in excess of net assets acquired related to the DCI acquisition. The decline in inventory was due primarily to units held by ASII at April 30, 2000 awaiting customer acceptance or delivery instructions. These units were subsequently shipped in fiscal 2001. Customer deposits were down principally due to a decrease in bookings of contracts during the year with down payment provisions.

      Cash used in investing activities decreased to $206,000 for 2001 compared to $2.7 million in 2000 reflecting the purchase in 2000 of DCI as well as decreased property and equipment expenditures partially offset by decreased proceeds from the sale of property and equipment.

      Cash provided by financing activities was $528,000 in 2001 compared to $3.3 million in 2000. The decrease is due primarily to decreased borrowings on the Company's bank line of credit in 2001 and proceeds from the issuance in 2000 of common stock and subordinated debt through a private placement, which funded the purchase of DCI in fiscal 2000.

      The Company has a line of credit agreement with a bank that expires October 7, 2001. At April 30, 2001 the Company had borrowings outstanding on the line of credit totaling $5,241,000. In addition, it had issued against this line of credit standby letters of credit totaling $1,932,000. The Company also has a term note due this bank which matures in February 2003. At April 30, 2001 the amount due on this term note was $470,000. At April 30, 2001, the Company was in default of its net worth covenant. Because the bank has a right, pursuant to an event of default, to demand repayment of all amounts outstanding under its credit agreements, although it has not expressed its interest to do so, we have classified this note payable as a current maturity. As a result of the sale of the assets of ASII, the Company expects to repay its line of credit and term note payable to the bank. In addition, under terms of the agreement, the Buyer will assume the obligations of ASII related to the outstanding standby letters of credit. The Company does not have any current capital commitments. Management anticipates that current net working capital is sufficient to meet anticipated needs for working capital and capital expenditures for the next twelve months if the Transaction is not approved; provided, however, that the Company would need access to its bank line of credit in order to increase sales in any line of business. There is no guarantee that the Company's senior lender would accommodate any such request. For these reasons, the Company and the bank have elected not to negotiate a banking facility agreement until the Transaction is completed, and at that time the Company anticipates an appropriate banking facility can be finalized. However, there is no guarantee that the Company will be able to negotiate a banking facility on acceptable terms or at all.

New Accounting Pronouncements

      SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued in June 1998 and is required to be adopted in years beginning after June 15, 2000. The Statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. When this Statement was adopted in May 2001, it did not have a material impact on the Company's consolidated financial statements.

Forward Looking Statements

     This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, the Company or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made by or with the approval of an authorized executive officer of the Company. Forward-looking statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including, but not limited to, the factors summarized below and the factors and conditions described under the headings "Backlog," and in the discussion of "Results of Operations" contained in Management's Discussion and Analysis of Financial Condition and Results of Operations of this Proxy Statement, as well as those included in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company's quarterly reports on Form 10-QSB and current reports on Form 8-K. Holders of the Company's securities are specifically referred to these documents with regard to the factors and conditions that may affect future results. The reader is cautioned that the Company does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of the Company over time means that actual events are bearing out as estimated in such forward-looking statements.

                           INDEX TO FINANCIAL STATEMENTS


                                                                       Page


ELECSYS CORPORATION.....................................................F-2
      Report of Independent Auditors....................................F-2
      Consolidated Balance Sheets.......................................F-3
      Consolidated Statements of Operations.............................F-5
      Consolidated Statements of Stockholders' Equity...................F-6
      Consolidated Statements of Cash Flows.............................F-7
      Notes to Consolidated Financial Statements........................F-9

AIRPORT SYSTEMS INTERNATIONAL, INC.....................................F-24
      Statements of Net Assets.........................................F-25
      Statements of Operations.........................................F-27
      Statements of Cash Flows.........................................F-28
      Notes to Financial Statements....................................F-30

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND BALANCE SHEET......................................................F-35
      Unaudited Pro Forma Condensed Consolidated Statements of Operations..
           Year ended April 30, 2000...................................F-36
           Year ended April 30, 2001...................................F-37
      Notes to Pro Forma Consolidated Statements of Operations.........F-38
      Unaudited Pro Forma Condensed Consolidated Balance Sheet.............
           At April 30, 2001...........................................F-39
      Notes to Unaudited Pro Forma Condensed Consolidated Balance SheetF-40

                        Report of Independent Auditors



The Board of Directors and Stockholders
Elecsys Corporation and Subsidiaries


We have audited the accompanying consolidated balance sheets of Elecsys Corporation (formerly Airport Systems International, Inc.) and subsidiaries (the Company) as of April 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Elecsys Corporation and subsidiaries at April 30, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Youmg

Ernst & Young

Kansas City, Missouri
June 29, 2001




                     Elecsys Corporation and Subsidiaries
                         Consolidated Balance Sheets
                       (In thousands except share data)


                                                         April 30,
                                                  2001             2000
                                                  ----             ----
ASSETS
   Current assets:
      Cash and cash equivalents                   $     26    $   --
      Accounts receivable, less allowances of
        $60 in 2001                                  5,828       5,812
      and $67 in 2000 (Note 4)

      Inventories (Note 4)                           7,444       7,988


      Prepaid expenses                                 260         230
                                                  --------    --------
   Total current assets                             13,558      14,030

   Property and equipment, at cost (Notes 4 and 5):
      Land                                             860         860
      Building and improvements                      2,173       2,136
      Equipment                                      3,644       3,407
                                                  --------    --------
                                                     6,677       6,403
      Accumulated depreciation and amortization     (2,511)     (2,049)
                                                  --------    --------
                                                     4,166       4,354

   Restricted cash (Note 5)                          1,153       1,288
   Other assets, net                                   159         268
   Cost in excess of net assets acquired (Note 2)    2,014       1,868
                                                  --------    --------
Total assets                                      $ 21,050    $ 21,808
                                                  ========    ========




                     Elecsys Corporation and Subsidiaries
                         Consolidated Balance Sheets
                       (In thousands except share data)


                                                        April 30,
                                                   2001        2000
                                                  ----         ----
LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
      Note payable to bank (Note 4)             $  5,241    $  4,340
      Accounts payable                             1,751       1,968
      Accrued expenses                             2,020       1,716
     Customer deposits                               217       1,223
      Income taxes payable                          --           154
      Current portion of long-term debt (Note      1,755         679
                                                --------    --------
                                                                   5)
   Total current liabilities                      10,984      10,080
   Long-term debt, less current portion (Note      3,856       5,371
                                                                   5)
   Stockholders' equity (Note 7):
      Common stock, $.01 par value:
         Authorized shares - 5,000,000;
         Issued and outstanding shares -
2,635,581 and                                         26          26
         2,578,913 in 2001 and 2000,
respectively
      Additional paid-in capital                   8,088       8,003
      Receivable from officers from sale of          (19)       --
stock
      Accumulated deficit                         (1,885)     (1,672)
                                                --------    --------
   Total stockholders' equity                      6,210       6,357
                                                --------    --------
Total liabilities and stockholders' equity      $ 21,050    $ 21,808
                                                ========    ========

    See accompanying notes.





                     Elecsys Corporation and Subsidiaries
                    Consolidated Statements of Operations
                     (In thousands except per share data)


                                             Year Ended April 30,
                                              2001         2000
                                              ----         ----
Sales                                       $ 21,716    $ 15,128
Cost of products sold                         14,951      10,793
                                            --------    --------
Gross margin                                   6,765       4,335
Selling, general and administrative            5,757       4,456
expenses
Research and development expenses                 82         831
                                            --------    --------

Operating income (loss)                          926        (952)
Other income (expense):
  Interest expense                            (1,023)       (377)
  Other income, net                                1           9
                                            --------    --------
Loss before income taxes                         (96)     (1,320)
Income tax expense                               117        --
                                            --------    --------
Net loss                                    $   (213)   $ (1,320)
                                            ========    ========

Basic and diluted (loss) per common share   $   (.08)   $   (.57)
                                            ========    ========
Basic and diluted weighted average common
   shares outstanding                          2,588       2,311
                                            ========    ========

    See accompanying notes.




                     Elecsys Corporation and Subsidiaries
               Consolidated Statements of Stockholders' Equity
                                (In thousands)
                                                                                            Receivable
                                                                                           from officers
                                                                              Additional    from sale of                   Total
                                                                Common         Paid-In         Common      Accumulated Stockholders'
                                                                Stock          Capital         Stock         Deficit       Equity
                                                                -----          -------         -----         -------       ------
Balance at April 30, 1999                                        $    22       $ 7,218        $  --          $  (352)       $ 6,888
     Issuance of common stock
        through private placement                                      2           498           --             --              500
     Issuance of common stock
        warrants                                                    --              50           --             --               50
     Issuance of common stock in
        connection with acquisition                                    2           237           --             --              239
     Net loss                                                       --            --             --           (1,320)        (1,320)
                                                                 -------       -------        -------        -------        -------

Balance at April 30, 2000                                             26         8,003           --           (1,672)         6,357
     Issuance of common stock to
     officers in exchange for  notes receivable
                                                                    --              85            (85)          --             --
     Payments on notes
         receivable from officers                                     66          --               66
     Net loss                                                       --            --             --             (213)          (213)
                                                                 -------       -------        -------        -------        -------


Balance at April 30, 2001                                        $    26       $ 8,088        $   (19)       $(1,885)       $ 6,210
                                                                 =======       =======        =======        =======        =======


       See accompanying notes.




                     Elecsys Corporation and Subsidiaries
                    Consolidated Statements of Cash Flows
                                (In thousands)


                                           Year ended April 30,
                                             2001       2000
                                             ----       ----

Operating Activities:
Net loss                                   $  (213)   $(1,320)
Adjustments to reconcile net loss to net
   cash used in operating activities:
   Depreciation and amortization               729        413
   Changes in operating assets and
   liabilities net of the acquisition of
   DCI, Inc. and KHC
      Accounts receivable, net                 (16)       948
      Income taxes refundable                 --          634
      Inventories                              307     (2,255)
      Other current assets                     (30)      (175)
      Additions to other assets               --         (219)
      Accounts payable                        (217)       449
      Accrued expenses and customer
        deposits                              (702)       833
      Income taxes payable                    (154)      --
                                           -------    -------
Net cash used in operating activities         (296)      (692)
Investing Activities:
Acquisition of DCI, Inc. and KHC               (47)    (2,880)
Purchases of property and equipment           (322)      (489)
Restricted cash                                135        110
Proceeds from sale of property and              28        583
                                           -------    -------
equipment
Net cash used in investing activities         (206)    (2,676)


Consolidated Statements of Cash Flows (continued)


                                                  Year ended April 30,
                                                   2001         2000
                                                   ----         ----
Financing Activities:
Principal payments on long-term debt              $  (439)   $  (315)
Net borrowings on note payable to bank                901      2,590
Payments on notes receivables from officers            66        500
Proceeds from issuance of long-term debt             --          500
                                                  -------    -------
Net cash provided by financing activities             528      3,275
                                                  -------    -------
Net (increase) in cash and cash equivalents            26        (93)
Cash and cash equivalents at beginning of year       --           93
                                                  -------    -------
Cash and cash equivalents at end of year          $    26    $  --
                                                  =======    =======

Supplemental Disclosures of Cash Flow
Information:
Cash paid during the year for:
Interest                                          $   749    $   331
                                                  =======    =======
Income taxes                                      $   117    $  --
                                                  =======    =======

Non-Cash Financing Activities:
Issuance of subordinated debt in conjunction
  with acquisition of DCI, Inc. and KHC           $  --      $ 1,248
                                                  =======    =======
Issuance of common stock in conjunction with
  acquisition of DCI, Inc. and KHC                $  --      $   239
                                                  =======    =======
Common stock issued to officers in exchange for
  notes receivable                                $    85    $  --
                                                  =======    =======



See accompanying notes.

                     Elecsys Corporation and Subsidiaries
                  Notes to Consolidated Financial Statements

                                April 30, 2001


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Nature of Business


      On November 1, 2000, Airport Systems International, Inc. changed its name to Elecsys Corporation and simultaneously formed a wholly-owned subsidiary named Airport Systems International, Inc. (ASII). In conjunction with the formation of ASII, Elecsys Corporation transferred the assets and operations of the navaids business into ASII. Elecsys Corporation and its subsidiaries, (collectively the "Company"), are primarily engaged in the design and manufacture of various electronic components, sub-assemblies and systems. Through its navaids unit, the Company designs, manufactures and installs ground-based radio navigation and landing systems (navaids) and airfield lighting. The Company's electronic manufacturing services (EMS) unit provides contract electronic manufacturing services, custom liquid crystal display devices as well as other metering and heat seal equipment. The Company markets and sells its products both internationally and domestically.

      As more fully described in Note 3, on June 18, 2001, the Company entered into an agreement to sell substantially all the assets and operations of its navaids unit.

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of Elecsys Corporation (Elecsys) and its wholly-owned subsidiaries ASII, DCI, Inc. (DCI) and ASII International, Inc. (a foreign sales corporation). All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

      Cash  and  cash   equivalents   include  all  cash  and  highly   liquid
investments with original maturities of three months or less.

Restricted Cash

      As more fully described in Note 5, DCI issued Industrial Revenue Bonds totaling $2,570,000 during 1998. The unexpended proceeds from the Industrial Revenue Bonds have been classified as restricted cash in the accompanying consolidated balance sheets. All such restricted cash is reserved for future eligible equipment additions.

Concentration of Credit Risk

      Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade receivables and derivative financial instruments, which were not material in 2001 and 2000. The Company grants credit to customers who meet the Company's pre-established credit requirements. The Company generally requires foreign customers to issue letters of credit, which secure payment of their accounts receivable balances. Credit losses are provided for in the Company's consolidated financial statements and historically have been within management's expectations.

Revenue Recognition

      Revenue from the Company's EMS unit is recognized upon shipment of products. The Company's navaids unit generates revenues pursuant to contracts with its customers, most of which are less than one year in duration. Revenue on these contracts is principally recognized using the percentage of completion, units of delivery method.

Inventories

      Inventories are stated at the lower of cost or market. Inventories at the Company's EMS unit are valued using the first-in, first-out (FIFO) method. Inventories at the navaids unit are valued principally under the last-in, first-out (LIFO) method. Inventories valued under the LIFO method comprised approximately 65% and 72% of consolidated inventories at April 30, 2001 and 2000, respectively. At April 30, 2001 and 2000, cost of these LIFO inventories exceeded current cost by approximately $634,000 and $685,000, respectively.

      Inventories are summarized by major classification as follows (in thousands):

                                                    April 30,
                                                 2001       2000
                                                 ----       ----

Raw materials                                  $ 3,984   $ 4,802
Work-in-process                                  2,425     1,398
Finished goods                                   1,035     1,788
                                               -------   -------
                                               $ 7,444   $ 7,988
                                               =======   =======

Property and Equipment

      Depreciation is computed using the straight-line method over the following estimated useful lives:


                         Description                    Years
                         -----------                    -----

                         Building and improvements        30

                         Equipment                       5-8

Income Taxes

      The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under the liability method, deferred tax assets and liabilities are recorded based upon the differences between the tax bases of assets and liabilities and their carrying amount for financial reporting purposes, as measured by the enacted tax rates which will be in effect when these differences are expected to reverse.

Cost in Excess of Net Assets Acquired

      The cost in excess of net assets acquired relates to the acquisition of DCI and certain net assets of KHC of Lenexa, LLC (KHC) in fiscal 2000. These costs are being amortized using the straight-line method over 15 years.

      The carrying amount of cost in excess of net assets acquired is reviewed for impairment whenever significant events or changes occur which might impair the recovery of recorded costs using estimated undiscounted cash flows over the assets' remaining life. If an impairment exists, the amount of such impairment is calculated based on the estimated fair value of the assets compared to the assets' carrying cost.

Advertising Costs

      The  Company  expenses   advertising  costs  as  incurred.   Advertising
expense charged to operations amounted to $194,000 and $42,000 for the years ended April 30, 2001 and 2000, respectively.

Earnings Per Share

      Under SFAS No. 128, basic earnings per share is calculated by dividing income available to common stockholders by the weighted average common shares outstanding. Diluted earnings per share includes the effect of all potentially dilutive securities, including stock options. The diluted earnings per share excludes 229,084 and 154,180 shares issuable under outstanding stock options in 2001 and 2000, respectively, since their effect was antidilutive.

Stock Compensation

      The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and the related interpretations because the alternative fair value accounting provided for under SFAS No. 123 "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, no compensation expense is recognized since the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant.

Letters of Credit

      The Company had outstanding secured and unsecured letters of credit totaling $1,932,000 and $2,146,000 at April 30, 2001 and 2000, respectively.

New Accounting Pronouncements

      SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued in June 1998 and is required to be adopted in years beginning after June 15, 2000. The Statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. When this Statement was adopted in May 2001, it had no material impact on the Company's consolidated financial statements.

2.    ACQUISITION

      On February 7, 2000, Elecsys acquired all of the issued and outstanding stock of DCI. The acquisition was accounted for as a purchase and, accordingly, the accompanying financial statements include the results of operations of DCI from the date of acquisition. The assets acquired and liabilities assumed were recorded at their estimated fair values as of the date of acquisition. The Company paid $1,234,000 in cash, issued 150,000 shares of its common stock (valued at $239,000) and delivered a four-year promissory note in the amount of $1,248,000 in consideration for the common stock of DCI. The total consideration for the acquisition of common stock from DCI was $2,721,000.

      In connection with and immediately following its acquisition by Elecsys, DCI acquired substantially all the assets and assumed certain liabilities of KHC, which was wholly-owned by the stockholders of DCI. The assets acquired and liabilities assumed primarily consisted of restricted cash, land and buildings and the related Industrial Revenue Bonds payable to the City of Lenexa, Kansas. The acquisition was accounted for as a purchase and accordingly, the assets acquired and liabilities assumed were recorded at their estimated fair values as of the date of the acquisition. DCI paid $1,290,000 in cash as consideration for the net assets acquired from KHC.

      The aggregate purchase price for both DCI and KHC totaled approximately $4,369,000 (including acquisition costs of approximately $358,000). The aggregate purchase price in excess of the acquired net assets, amounting to $2,190,610 has been classified as costs in excess of net assets acquired in the accompanying consolidated balance sheet.

      The following unaudited supplemental pro forma financial information presents the combined historical results of operations of the Company as though the acquisition of DCI had occurred at the beginning of 2000. The pro forma information is unaudited and not necessarily indicative of the results of the Company had the acquisition occurred at the beginning of 2000. Pro forma results for the year ended April 30, 2000 were as follows (in thousands, except per share amount):

                        Revenues                $20,840
                        Net loss                (1,033)
                        Diluted loss per share    (.42)

3.    ASSET SALE AGREEMENT

      On June 18, 2001, the Company signed an agreement to sell substantially all of the assets and operations and transfer certain liabilities of ASII to ASI Newco, Inc. Pursuant to the terms of that agreement, the Company will receive approximately $8.8 million in exchange for substantially all of the assets and operations of ASII. ASI Newco, Inc. will also assume certain liabilities of ASII. The closing of this transaction, which is subject to approval by the Company's stockholders, is expected to occur during the second quarter of fiscal 2002. Since this transaction is subject to approval by the Company's stockholders, the Company has not reflected the ASII operations as a discontinued operation in the accompanying consolidated financial statements. Upon approval by the Company's stockholders, all such operations of ASII will be reflected as discontinued operations. Net assets of ASII to be sold pursuant to the agreement are recorded at their historical cost basis in the consolidated balance sheet at April 30, 2001 and consist of the following (in thousands):

        Accounts receivable                          $ 4,805
        Inventory                                      5,402
        Other current assets                              43
        Property and equipment, net                    1,570
        Current liabilities                           (2,796)
        Long term debt                                (1,115)
                                                     -------
                                                     $ 7,909
                                                     =======

4.    NOTE PAYABLE TO BANK

      The  Company  has a line of credit  agreement  with a bank that  expires
August 8, 2001. The agreement allows for borrowings up to a maximum of $9,000,000, at an interest rate ranging from prime plus 2% to prime plus 3% (10.1% weighted average at April 30, 2001), secured by eligible accounts receivable, inventory and equipment. Borrowings outstanding under the line of credit totaled $5,241,000 at April 30, 2001 and $4,340,000 at April 30,
2000. The weighted average interest rate on short-term borrowings outstanding for the years ended April 30, 2001 and 2000 equaled 10.3% and 10.0%, respectively. The Company was in default of its credit agreement at April 30, 2001. See Note 5.

      The line of credit is principally secured by the assets of ASII which is subject to the asset sale agreement described in Note 3. Accordingly, outstanding borrowings under this line of credit are due and payable at the time the sale transaction is closed.

5.    LONG-TERM DEBT

      Long-term debt as of April 30, 2001 and 2000 consists of the following (in thousands):

                                                              April 30,
                                                          2001        2000
                                                          ----        ----
Industrial  revenue bond,  variable interest rate
(4.40%  as of  April  30,  2001),  due in  annual
principal   payments  ranging  from  $100,000  to
$200,000   through   maturity  in  October  2017,
secured by property and equipment and  restricted
cash  in  the   amount  of   $1,153,000   and  an
irrevocable  letter  of  credit  in  favor of the
bond   Trustee   up  to  a   maximum   amount  of
$2,599,573    through    September,    2001.   In
connection  with the acquisition of DCI, the face
amount of this IRB was  discounted  approximately
$178,000  resulting in an effective interest rate
of 4.75%.                                            $   2,302      $ 2,392

Note  payable  to bank,  interest  at prime  plus
three percent (11.0% at April 30, 2001),  payable
in monthly  installments  of  $27,129,  including
interest,  with  final  payment  due in  February
2003, secured by inventory,  accounts  receivable
and certain equipment.                                    470           796

Note payable,  interest  adjustable  May 2001 and
2006  at  the  prior  five  year  Treasury  Index
average plus 2.5% (7.25% at April 30, 2001),  due
in  monthly  installments  of  $9,486,  including
interest,  through June 2011 with a final payment
of  approximately  $788,000  due  on  that  date.
The note is secured by a first  mortgage  on real
property and  improvements  with a net book value
of $997,000 at April 30, 2001.                           1,141       1,164

In  connection  with  the  purchase  of DCI,  the
Company  issued a four  year  promissory  note to
the stockholders of DCI totaling  $1,248,000 with
interest   payable  at  8%,  due  in  semi-annual
payments of $156,000  commencing July 31, 2000 to
February  1, 2004.  The note is  subordinated  to
all other  borrowings  of the  Company.  Pursuant
to the bank's line of credit agreement,  payments
under  this  obligation  have  been  deferred  as
discussed below.                                        1,248       1,248

During  2000,  the Company  issued a  convertible
subordinated   debenture   in   the   amount   of
$500,000,  with a  conversion  price of $3.00 per
common share,  and a warrant  granting the holder
the  right  to  purchase  45,635  shares  of  the
Company's  stock for $150,596  ($3.30 per share).
The   subordinated   debt  is  convertible   into
166,667  shares of common  stock at the option of
the  subordinated  debt holder.  The common stock
purchase  warrant was valued at $50,000 using the
Black-Scholes      option      pricing     model.
Accordingly,  the subordinated debenture has been
discounted   by  $50,000   which  results  in  an
effective  interest  rate of 13%.  The  debenture
has a  stated  interest  rate  of 10%  and is due
February  7, 2005.  Pursuant  to the bank's  line
of  credit  agreement,  interest  payments  under
this  obligation  have been deferred as discussed
below.                                                    450          450
                                                     ---------      -------
Total long-term debt                                    5,611        6,050

Less current portion                                    1,755          679
                                                     ---------      -------
                                                    $   3,856      $ 5,371
                                                     =========      =======

      The aggregate amount of principal to be paid on the long-term debt during each of the next five years ending April 30 is as follows (in thousands):


                       Year
                       ----
                       2002                  $1,755
                       2003                     531
                       2004                     534
                       2005                     226
                       2006                     229

      Pursuant to the provisions of the Company's long-term debt and line of credit agreements, the Company is subject to certain restrictive covenants, which, among other things, require the maintenance of certain financial performance ratios and minimum levels of tangible net worth. At April 30, 2001, the Company was in default of its tangible net worth covenant. Pursuant to an event of default, the bank has the right to demand repayment of all amounts outstanding under its credit agreements, although it has not yet expressed its intent to do so. Accordingly, the Company has classified the note payable to bank of $470,000 as part of the current portion of long-term debt in the accompanying consolidated balance sheet.

      The Company was in default of certain bank covenants at April 30, 2000. As a result, on July 15, 2000, the Company and the bank amended the line of credit agreement. Pursuant to the terms of the amended agreement, the Company is prohibited from making principal and interest payments to the holders of subordinated debt. Accordingly, the second through fifth quarterly payments of interest, and the semi-annual payments of principal (totaling $100,000 and $312,000, respectively) have not been made to the former stockholders of DCI on the $1,248,000 subordinated debt, which is an event of default under terms of the $1,248,000 promissory note.

      The Company's bank and the former DCI stockholders entered into a subordination agreement that eliminates the subordinated debt holders ability to declare an event of default and accelerate repayment of the debt until all bank borrowings are repaid. The Company intends to utilize a portion of the proceeds to be received from the asset sale described in Note 3 to retire the existing line of credit with the bank and pay the past due interest and principal payments to the subordinated debt holders, which will remedy the existing default. Accordingly, the subordinated debt scheduled for repayment after April 30, 2002 has been classified as long-term in the accompanying consolidated balance sheet.

      In addition, the second through fifth quarterly payments of interest (totaling $50,000) have not been made to the holder of the $500,000 subordinated debenture which is a default under terms of this subordinated debenture. As a result of this default, the subordinated debt holder has the right to demand repayment of the $500,000 of subordinated debt, although such right has not been exercised. Accordingly, this subordinated debt has been classified as current in the accompanying consolidated balance sheet.

6.    OPERATING LEASES

      The Company leases certain operating facilities and equipment under long-term non-cancelable operating leases. Rent expense under all operating leases was $66,000 and $82,000 for the years ended April 30, 2001 and 2000, respectively. Total future minimum lease payments due under noncancellable operating leases are as follows (in thousands):

                       Year
                       ----
                       2002                     $63
                       2003                      35
                       2004                       2

7.    STOCK OPTIONS AND WARRANTS

      The Company has reserved 475,000 shares of common stock for issuance to employees and consultants of the Company pursuant to the Company's 1991 stock option plan (the Plan). According to the terms of the Plan, both incentive stock options and non-qualified stock options to purchase common stock of the Company may be granted to key employees of and consultants to the Company, at the discretion of the Board of Directors. Incentive stock options may not be granted at prices which are less than the fair market value on the date of grant. Non-qualified options may be granted at prices determined appropriate by the Board of Directors of the Company. Generally, these options become exercisable and vest over one to five years and expire within 10 years of the date of grant. At April 30, 2001 and 2000, options to purchase 229,000 and 304,000 shares, respectively, were vested and exercisable. Information with respect to options granted under the Plan is as follows:

                                              Shares         Price
-------------------------------------------------------------------
Outstanding at April 30, 1999                317,250 $0.34 -$ 8.75
   Granted                                    50,000          2.25
   Exercised                                      --            --
   Canceled                                      ---           ---
                                           ---------
Outstanding at April 30, 2000                367,250   0.34 - 8.75
   Granted                                    51,000   1.50 - 2.13
   Exercised                                     ---           ---
   Canceled                                   91,500   5.25 - 8.75
                                           ---------
Outstanding at April 30, 2001                326,750 $0.34 - $6.00
                                           ========= =============

      The  following  table   summarizes   information   about  stock  options
outstanding at April 30, 2001:

------------------------------------------------------   -----------------------
                 Options outstanding                      Options exercisable
------------------------------------------------------   -----------------------
                             Weighted-
                  Number      average     Weighted-      Number       Weighted-
   Range of    outstanding   remaining     average      exercisable    average
   exercise      at April   contractual   exercise      at April       exercise
    prices       30, 2001      life        price         30, 2001       price
------------------------------------------------------   -----------------------
$0.34            155,750        .8 years    $0.34         155,750      $0.34
$1.50 - $6.00    171,000      7.4 years     $3.12          73,334      $4.43
                 -------                                 --------
$0.34 - $6.00    326,750      4.3 years     $1.79         229,084      $1.65
                 =======                                  =======

      The per share weighted-average fair value of stock options granted during 2001 and 2000 was $1.49 and $1.38, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                            2001         2000
                                            ----         ----
Expected years until exercise                5            5
Risk-free interest rate                      5.75%        6.54%
Expected stock volatility                   66.6%        66.2%
Expected dividend yield                      0%           0%

      Because the Company applies APB Opinion No. 25 in accounting for its plans, no compensation expense has been recognized in connection with stock options issued to employees in the financial statements. Had the Company recorded compensation expense based on the fair value method under FAS No. 123, the Company's net loss and loss per share would have been been approximately $256,000 or $.10 per share in 2001 and approximately $1,338,000 or $.58 per share in 2000.

      In February 2000, the Company sold 198,413 shares of common stock through a private placement in exchange for total proceeds of $500,000.

      In March 2001, the Company sold 56,667 shares of common stock at market price to certain officers for notes receivable totaling $85,000. As of April 30, 2001, notes receivable from officers amounting to $19,000 were outstanding and accordingly, such amount has been reflected as a reduction to stockholders' equity at April 30, 2001.

      In connection with financing the acquisition of DCI in February 2000, the Company issued $500,000 face amount of convertible subordinated debt and a warrant that allows the holder to purchase up to an aggregate of 45,635 shares of common stock exercisable at a per share price of $3.30 through February 2010. The Company has reserved 212,302 additional shares of common stock for future issuance pursuant to the convertible subordinated debt and the outstanding warrant.

8.    INCOME TAXES

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at April 30, 2001 and 2000 are as follows (in thousands):

                                                            2001           2000
                                                            ----           ----
Deferred tax assets:
   Current:
      Net operating loss carry forward                  $   820       $    508
      Alternative minimum tax and research and
        development credit carry forward                    163            122

      Warranty accrual                                       21             58
      Other accrued expenses                                161            313
      Other                                                 179             27
                                                        -------       --------
                                                          1,344          1,028
Non-current:
      Basis differences in acquired assets                  142            118
      Asset impairment and amortization of                  332            410
                                                        -------       --------
intangibles
Total deferred tax assets                                 1,818          1,556

Deferred tax liabilities:
   Non-current:
      Basis differences in acquired assets                (438)          (325)
                                                        -------       --------
Total deferred tax liabilities                            (438)          (325)
                                                        -------       --------
Net deferred tax  asset                                   1,380          1,231
Valuation allowance                                     (1,380)        (1,231)
                                                        -------       --------
                                                        $   ---       $    ---
                                                        =======       ========

      The income tax expense for the years ended April 30, 2001 and 2000 is as follows (in thousands):


                                                          2001         2000
                                                          ----         ----
Current                                                  $  117      $  ---
Deferred                                                    ---         ---
                                                         ------       ------
Total                                                    $  117      $  ---
                                                         ======       ======


      The income tax expense (benefit) differs from amounts computed at the statutory federal income tax rate as follows (in thousands):


                                                            2001          2000
                                                            ----          ----
Benefit at statutory rate                            $      (33)   $     (449)
State income tax, net of federal income tax effect           (7)          (66)
Noncreditable foreign income taxes, net of federal          (46)           ---
and state   benefit
Permanent differences, principally goodwill and
other       nondeductible expenses                          (63)           ---
Valuation allowance                                          149           359
Effect of IRS examination                                    ---           156
Foreign tax provision                                        117           ---
                                                             ----         ----
                                                     $       117   $       ---
                                                     ============  ===========


    The increase in the valuation allowance is primarily due to the generation of additional net operating loss carryforwards during 2001 for which no tax benefit has been recognized due to the uncertainty of utilization. At April 30, 2001, the Company has available net operating loss carryforwards of approximately $2.1 million which will begin to expire in fiscal year 2020.

9.    FINANCIAL INSTRUMENTS

      The carrying value of the Company's financial instruments, including cash, accounts receivable, accounts payable, notes payable and long-term debt, as reported in the accompanying consolidated balance sheets, approximates fair value.

      The Company periodically enters into foreign exchange forward contracts to hedge the value of contract costs due international vendors that are denominated in a foreign currency. The hedges used by the Company are directly related to firm commitments and are not used for trading or speculative purposes. The Company had no significant forward exchange contracts during the years ended April 30, 2001 and April 30, 2000.

10.   SEGMENT INFORMATION

      The Company operates two business segments. Its navaids unit designs, manufactures and installs ground-based radio navigation and landing systems (navaids) and airfield lighting. Its EMS unit manufactures custom liquid crystal display devices, panel instrument and heat seal equipment. In addition, it provides contract electronic manufacturing services.

      The Company evaluates performance based upon operating income(loss). Administrative functions such as executive, finance, human resources and quality control are centralized and allocated between the operating segments. The operating segments do not share manufacturing or distribution services, but the electronic component manufacturing unit does perform certain contract manufacturing services for the navaids unit. These services are valued at a price which approximates market value and all intercompany transactions have been eliminated.

      The costs of operating the manufacturing plants are accounted for discreetly within each segment, as are the Company's property and equipment, inventory and accounts receivable.

      Summary financial information for the two reportable segments is as follows (in thousands):

                               Year ended April 30, 2001

                                           Electronic
                                         Manufacturing
                               Navaids      Services      Intersegment      Total
                               -------      --------      ------------      -----

Sales                            $15,078 $      7,183    $       (545)   $  21,716
Interest expense                     769          254              ---       1,023
Depreciation and amortization
   expense                           432          297              ---         729
Operating income (loss)              660          267              (1)         926
Segment assets                    12,110        9,010             (70)      21,050
Expenditures for long-lived
   assets                            142          180              ---         322

                               Year ended April 30, 2000

                                           Electronic
                                         Manufacturing
                               Navaids      Services      Intersegment      Total
                               -------      --------      ------------      -----

Sales                            $13,483 $      1,792    $       (147)   $  15,128
Interest expense                     287           90              ---         377
Depreciation  and
   amortization expense              310          103              ---         413
Operating income (loss)          (1,163)          228             (17)       (952)
Segment assets                    16,344        8,254          (2,790)      21,808
Expenditures for long-lived
   assets                            377          112              ---         489

      As discussed in Note 3, the Company has agreed to sell substantially all of the assets and operations of its navaids unit. The closing of the transaction, which is subject to approval by the Company's stockholders, is expected to occur during the second quarter of fiscal 2002.

      The Company had sales to two customers in 2001 and one customer in 2000 which accounted for 23% and 15% of total sales, respectively.

      The Company's export sales primarily relate to its navaids unit. The Company's export sales to foreign customers by primary geographic region and in total are set forth below (in thousands):


                                              2001      2000
                                              ----      ----
Asia                                        $ 5,135  $ 3,880
Africa and the Middle East                      415    1,611
South America                                   833    1,134
North America                                 3,031    1,938
Europe                                        1,096    2,182
Australia                                       104      216
                                             ------   ------
                                            $10,614 $ 10,961
                                             ======   ======


11.   EMPLOYEE BENEFIT PLAN

      The Company has a defined contribution employee benefit plan which covers substantially all full-time employees who have attained age 21 and completed six months of service. Qualified employees are entitled to make voluntary contributions to the plan of up to 15% of their annual compensation subject to Internal Revenue Code maximum limitations. The Company contributes 50% of each employee's contribution up to a maximum of 6% of the employee's annual compensation. Participants in the plan may direct 50% of the Company's contribution into mutual funds and money market funds, with the remaining 50% of the Company contribution invested in common stock of the Company. Additionally, the Company may make discretionary contributions to the plan. For the years ended April 30, 2001 and 2000, Company contributions to the plans amounted to approximately $92,000 and $71,000, respectively.

12.   CONTINGENCY

      The Company is a defendant in litigation brought by a customer of the Company that filed a petition alleging unjust enrichment by the Company as a result of the customer's default for non-payment under terms of a contract entered into in 1994. The plaintiff seeks damages of approximately $140,000 plus interest since 1994. The trial court has granted the Company summary judgment on all claims brought by the plaintiff, and the plaintiff has filed a notice of its intention to appeal that decision. The Company believes it has meritorious defenses and is continuing to vigorously defend this claim. Presently, counsel for the Company is unable to estimate the range of possible loss, if any, which could result from this claim. Accordingly, no provision for any liability has been made in the accompanying consolidated financial statements.

                     Airport Systems International, Inc.
                        UNAUDITED FINANCIAL STATEMENTS


      The following unaudited financial statements of Airport Systems International, Inc. ("ASII") are derived from the consolidated financial statements of the Company and reflect the operating results and net assets of ASII. These financial statements should be read in conjunction with the consolidated financial statements of Elecsys Corporation, related notes and other financial information included in this Proxy Statement.

      The unaudited financial statements presented include the statement of net assets as of April 30, 2001 and 2000 and the related statements of operations and cash flows for the years then ended.


                     Airport Systems International, Inc.
                           Statements of Net Assets
                                (In thousands)
                                  Unaudited




                                                               April 30,
                                                          2001            2000
                                                          ----            ----
ASSETS:
  Current assets:
     Accounts receivable, less allowances of
     $42 in 2001 and $47 in 2000                    $    4,805      $    4,716

     Inventories                                         5,402           6,237
     Other current assets                                   43             125
                                                    ----------      ----------
  Total current assets                                  10,250          11,078

  Property and equipment, at cost (Note 2):
     Land                                                  224             224
     Building and improvements                           1,279           1,279
     Equipment                                           2,222           2,068
                                                    ----------      ----------
                                                         3,725           3,571
     Accumulated depreciation and amortization         (2,155)         (1,964)
                                                    ----------      ----------
                                                         1,570           1,607
                                                    ----------      ----------

Total assets                                        $   11,820      $   12,685
                                                    ==========      ==========



                     Airport Systems International, Inc.
                           Statements of Net Assets
                                (In thousands)
                                  Unaudited


                                                              April 30,
                                                         2001            2000
                                                         ----            ----
LIABILITIES AND NET ASSETS
   Current liabilities:
      Accounts payable                            $    1,189        $   1,438
      Accrued expenses                                 1,364            1,293
      Customer deposits                                  217            1,083
      Current portion of long-term debt (Note 2)          26               20
                                                  ----------        ---------
   Total current liabilities                           2,796            3,834
   Long-term debt, less current portion (Note 2)  $    1,115            1,144
                                                                    ---------

   Total liabilities                                   3,911            4,978
                                                  ----------        ---------
Net Assets                                        $    7,909        $   7,707
                                                  ==========        =========

    See accompanying notes.



                     Airport Systems International, Inc.
                           Statements of Operations
                                (In thousands)
                                  Unaudited


                                                  Year Ended April 30,
                                                   2001             2000
                                                   ----             ----
Sales                                          $ 15,078        $  13,483
Cost of products sold                            10,921            9,967
                                               --------        ---------
Gross margin                                      4,157            3,516
Selling, general and administrative               3,415            3,848
expenses
Research and development expenses                    82              831
                                               --------        ---------

Operating income (loss)                             660          (1,163)
Other income (expense):
  Interest expense                                (769)            (287)
  Other income, net                                 ---                3
                                               --------        ---------
Loss before income taxes                          (109)          (1,447)
Income tax expense                                  117              ---
                                               --------        ---------
Net income (loss)                              $  (226)        $ (1,447)
                                               ========        =========

    See accompanying notes.




                        Airport Systems International, Inc.
                           Statements of Cash Flows
                                (In thousands)
                                  Unaudited


                                                Year ended April 30,
                                                   2001       2000
                                                   ----       ----
Operating Activities:
Net income (loss)                              $  (226)    $(1,447)
Adjustments to reconcile net income (loss)
to net cash provided by used in operating
activities:
   Depreciation and amortization                    191        268
   Changes in operating assets and
   liabilities
      Accounts receivable, net                     (89)      1,252
      Inventories                                   835    (2,290)
      Other current assets                           82       (92)
      Accounts payable                            (249)        353
      Accrued expenses and customer deposits      (795)        654
                                               --------    -------
Net cash used in operating activities             (251)    (1,302)
Investing Activities:
Purchases of property and equipment               (154)      (339)
                                               --------    -------
Net cash used in investing activities             (154)      (339)




Statements of Cash Flows (continued)

                                                         Year Ended April 30,
                                                         2001            2000
                                                         ----            ----
Financing Activities:
Principal payments on long-term debt                  $    (27)        $   (29)
Financing transfers (to) from parent                      (432)           1,670
                                                      ---------        --------
Net cash provided by financing activities                   405           1,641
                                                      ---------        --------
Cash and cash equivalents at beginning of year              ---             ---
                                                      ---------        --------
Cash and cash equivalents at end of year              $     ---        $    ---
                                                      =========        ========

Supplemental Disclosures of Cash Flow
Information:
Cash paid during the year for:
Interest                                              $     567        $    162
                                                      =========        ========
Income taxes                                          $     117        $ ------
                                                      =========        ========

See accompanying notes.

                     Airport Systems International, Inc.
                        Notes to Financial Statements
                                 (Unaudited)



1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

      The  accompanying  financial  statements  have  been  derived  from  the accounts of Airport Systems International, Inc. (ASII), a wholly-owned subsidiary of Elecsys Corporation (the "Company"). ASII designs, manufactures and installs ground-based radio navigation and landing systems (navaids) and airfield lighting.

      On June 18, 2001, the Company entered into a sales agreement for the sale of substantially all of the assets and the transfer of certain liabilities of its ASII subsidiary to ASI Newco, Inc. The accompanying statement of net assets reflects the assets to be sold and liabilities to be transferred, as contemplated in the agreement.

      Pursuant to the asset sale agreement, the assets and liabilities that will be retained by the Company and excluded from the sales agreement include cash accounts, inter-company balances with the Company, certain deposits and prepaid expenses, short term notes payable, and certain accrued expenses.

      The statement of operations generally represents the amounts reported in the financial statements of ASII, as adjusted for the following items:

     - Elimination of salaries and fringe benefits of executive officers who will remain with the Company subsequent to closing; and

     - Elimination of general and administrative expenses not directly related to the conduct of ASII business.

Use of Estimates

      The preparation of ASII's financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk

      Financial instruments which potentially subject ASII to concentrations of credit risk consist primarily of trade receivables and derivative financial instruments which were not material in 2001 and 2000. ASII grants credit to customers who meet ASII's pre-established credit requirements. ASII generally requires foreign customers to issue letters of credit, which secure payment of their accounts receivable balances. Credit losses are provided for in ASII's consolidated financial statements and have been within management's expectations.

Revenue Recognition

      ASII generates revenues pursuant to contracts with its customers, most of which are less than one year in duration. Revenue on these contracts is principally recognized using the percentage of completion, units of delivery method.

Inventories

      Inventories are stated at the lower of last in, first out (LIFO) cost, or market. At April 30, 2001 and 2000, cost of these LIFO inventories exceeded current cost by approximately $634,000 and $685,000.

      Inventories are summarized by major classification as follows (in thousands):

                                                     April 30,
                                                 2001      2000

Raw materials                                  $3,170    $3,231
Work-in-process                                 1,821     1,220
Finished goods                                    411     1,786
                                               ------    ------
                                               $5,402    $6,237



Property and Equipment

      Depreciation is computed using the straight-line method over the following estimated useful lives:

                         Description                        Years
                         -----------                        -----

                         Building and improvements            30

                         Equipment                            5-8

Income Taxes

      ASII accounts for income taxes using the liability method. ASII incurred foreign income taxes of $117,000 during 2001 resulting from the completion of a contract in a foreign country. No other income tax related amounts have been reflected on ASII's consolidated financial statements pursuant to the asset sale agreement.

Advertising Costs

      ASII  expenses  advertising  costs  as  incurred.   Advertising  expense
charged to operations amounted to $10,000 and $11,000 for the years ended April 30, 2001 and 2000, respectively.

Letters of Credit

      ASII has outstanding secured and unsecured letters of credit totaling $1,932,000 and $2,146,000 at April 30, 2001 and 2000, respectively.

2.    LONG-TERM DEBT

      Long-term debt as of April 30, 2001 and 2000 consisted of the following (in thousands):


                                                           April 30,
                                                       2001         2000
                                                       ----         ----

Note payable,  interest  adjustable  May 2001 and
2006  at  the  prior  five  year  Treasury  Index
average plus 2.5% (7.25% at April 30, 2001),  due
in  monthly  installments  of  $9,486,  including
interest,  through June 2011 with a final payment
of  approximately  $788,000 due on that date. The
note  is  secured  by a  first  mortgage  on real
property and  improvements  with a net book value
of $997,000 at April 30, 2001.                     $   1,141    $  1,164


Less current portion                                      26          20
                                                  ----------    ---------

                                                  $    1,115    $  1,144
                                                  ==========    =========

The aggregate amount of principal to be paid on the long-term debt during each of the next five years ending April 30 is as follows (in thousands):

                       Year
                       ----

                       2002                   $26
                       2003                    28
                       2004                    30
                       2005                    32
                       2006                    35


3.    OPERATING LEASES

      ASII leases certain operating facilities and equipment under long-term noncancellable operating leases. Rent expense under all operating leases was $66,000 and $82,000 for the years ended April 30, 2001 and 2000, respectively. The above leases are not included in the asset sale agreement. Future minimum lease payments on these leases which will be retained by ASII are as follows:

                       Year
                       ----
                       2002                   $63
                       2003                    35
                       2004                     2

4.    FINANCIAL INSTRUMENTS

      The carrying value of ASII's financial instruments, including cash, accounts receivable, accounts payable, and long-term debt, as reported in the accompanying statements of net assets, approximates fair value.

5.    SEGMENT INFORMATION

      ASII operates in one segment, and designs, manufactures and installs ground-based radio navigation and landing systems (navaids) and airfield lighting.

      ASII had sales to two customers in 2001 and one customer in 2000 which accounted for 23% and 15% of total sales, respectively.

      ASII's export sales to foreign customers by primary geographic region and in total are set forth below (In thousands):

                                               2001         2000
                                               ----         ----

Asia                                      $   5,135     $  3,880
Africa and the Middle East                      415        1,611
South America                                   833        1,134
North America                                 3,031        1,938
Europe                                        1,096        2,182
Australia                                       104          216
                                          ---------     --------
                                          $  10,614     $ 10,961
                                          =========     ========

6.    EMPLOYEE BENEFIT PLAN

      ASII utilizes a defined contribution employee benefit plan which covers substantially all full-time employees who have attained age 21 and completed six months of service. Qualified employees are entitled to make voluntary contributions to the plan of up to 15% of their annual compensation subject to Internal Revenue Code maximum limitations. ASII contributes 50% of each employee's contribution up to a maximum of 6% of the employee's pay. Participants in the plan may direct 50% of ASII's contribution into mutual funds and money market funds, with the remaining 50% of ASII's contribution invested in common stock of Elecsys. Additionally, ASII may make discretionary contributions to the plan. For the years ended April 30, 2001 and 2000, ASII contributions to the plan amounted to approximately $50,000 and $65,000, respectively.

7.    CONTINGENCY

      In fiscal 2000, a customer of ASII filed a petition alleging unjust enrichment by ASII as a result of the customer's default for non-payment under terms of a contract entered into in 1994. The plaintiff seeks damages of approximately $140,000 plus interest since 1994. The trial court has granted ASII summary judgment on all claims brought by the plaintiff, and the plaintiff has filed a notice of its intention to appeal that decision. ASII believes it has meritorious defenses and is continuing to vigorously defend this claim. Presently, counsel for ASII is unable to estimate the range of possible loss, if any, which could result from this claim. Accordingly, no provision for any liability has been made in the accompanying financial statements.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND BALANCE SHEET

      The following Unaudited Pro Forma Consolidated Financial Information is based on the historical financial data of the Company as adjusted to give effect to the sale of certain assets and transfer of certain liabilities of the navaids business (Transaction) as detailed in the Asset Purchase Agreement. The Unaudited Pro Forma Condensed Consolidated Statements of Operations give effect to the Transaction as if it had taken place at the beginning of the earliest period presented. The Unaudited Pro Forma Condensed Consolidated Balance Sheet at April 30, 2001 treats the Transaction as if it had taken place on that date.

      The Company condensed purchased the stock of DCI on February 7, 2000. As a result, the Unaudited Pro Forma Consolidated Statement of Operations for the year-ended April 30, 2000 reflects the operating results of DCI for the period from February 7, 2000 to April 30, 2000.

      The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to represent what our results of operations or financial condition would actually have been had the Transaction in fact occurred on such date, nor do they purport to project our results of operations or financial condition for any future period or date. The information set forth below should be read together with the other information contained in the Company's 2000 Form 10-KSB and the July 31, 2000 and October 31, 2000 and January 31, 2001 Forms 10-QSB.



UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
OF OPERATIONS
Year Ended April 30, 2000
(all amounts in thousands, except per
share data)


                                -------------------------------------------------
Description                     Historical    ASII    Adjustment  Notes  Proforma
                                -------------------------------------------------

Sales                             $ 15,128   $(13,483)  $   147   (1)    $  1,792

Cost of products sold               10,793    (9,967)       110   (1)         936
                                --------------------------------       -----------
Gross margin                         4,335    (3,516)        37               856

Selling, general and                 4,456    (3,848)       189   (2)         797
administrative expenses
Research and development               831      (831)     -                -
expenses
                                -------------------------------------------------

Operating income (loss)              (952)      1,163     (152)                59

Other income (expense)
  Interest expense                   (377)        287       18    (3)        (72)
  Other income, net                      9        (3)       -                   6

                                --------------------------------      -----------
Income (loss) before income        (1,320)      1,447     (134)               (7)
taxes

Income tax provision (benefit)      -          -      -           (4)      -
                                --------------------------------      -----------

Net income (loss)                 $(1,320)    $ 1,447   $ (134)          $    (7)
                                ================================      ===========

Basic and diluted loss per
share                             $ (0.57)                               $   (--)
                                ===========                           ===========

Basic and diluted weighted
average
shares outstanding                   2,311                                  2,311


UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
OF OPERATIONS

Year Ended April 30, 2001
(in thousands, except per share data)


                                 -----------------------------------------------
Description                      Historical    ASII    Adjustment Notes Proforma
                                 -----------------------------------------------

Sales                              $ 21,716   $(15,078)  $   545  (1)    $7,183

Cost of goods sold                   14,951    (10,921)      409  (1)     4,439
                                 --------------------------------      ---------
Gross margin                          6,765    (4,157)       136          2,744

Selling, general and
administrative expenses               5,757    (3,415)       452  (2)     2,794
Research and development                 82       (82)         -              -
                                 --------------------------------      ---------
Operating income (loss)                 926      (660)     (316)           (50)

Other income (expense)
  Interest expense                  (1,023)        769        21  (3)     (233)
  Other income                            1          -         -              1
                                 --------------------------------      ---------


Loss before income taxes               (96)      (109)     (295)          (282)
Income tax provision (benefit)          117      (117)         -  (4)         -
                                 --------------------------------      ---------
Net loss                           $  (213)   $  (226)   $ (295)         $(282)
                                 ================================      =========

Basic and diluted loss per share   $ (0.08)                              $(0.11)
                                   ========                              =======

Basic and diluted weighted
average shares outstanding            2,588                                2,588


      Notes to Pro Forma Condensed Consolidated Statements of Operations

(1) Adjustment to record Intercompany sales by DCI to ASII, which were previously eliminated in consolidation.

(2)   This  adjustment  to  selling,   general  and  administrative   expenses
      reflects certain general and administrative expenses allocated to ASII but not directly related to the operational activities of ASII.

(3) Interest expense was adjusted to reflect the elimination of interest expense on the term note payable to bank and elimination of additional default interest incurred.


        Pro Forma interest expense consisted of the following:


                                                   Interest Expense
                                       -----------------------------------------

                                                  Year-ended April 30
                                            --------------------------------
     Debt Instrument                             2001           2000(a)
     ---------------                             ----           ----

     Industrial Revenue
        Bond                                   $  105          $  37
     Subordinated debt                            128             35
                                               -------         -----
     Total                                     $  233          $  72
                                               =======         =====

      (a) Represents interest for the period from February 7, 2000, through April 30, 2000.

(4) No income tax provision or benefit was recorded due to net operating loss carry forwards available to the Company. The income tax provision shown in the historical financial information for the year ended April 30, 2001 reflects the payment of foreign tax obligations related to a contract completed by ASII and was therefore eliminated for purpose of the pro forma presentation.


UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
At April 30, 2001
(in thousands)



                                      ----------------------------------------------
                                      Historical  ASII    Adjustments Notes Proforma
                                      ----------------------------------------------
Assets
Current assets:
  Cash and cash                         $    26   $     -   $ 2,463  (1)    $ 2,489
equivalents
  Accounts receivable,                    5,828   (4,805)         -           1,023
net
  Inventories, net                        7.444   (5,402)         -           2,042
  Other current assets                      260      (43)         -             217
                                      ------------------------------      ----------
Total current assets                     13,558  (10,250)     2,463           5,771

Property and equipment, at cost          6,677    (3,725)         -           2,952
Accumulated depreciation and            (2,511)     2,155         -           (356)
amortization
                                      ------------------------------      ----------
                                          4,166   (1,570)         -          2,596

Restricted cash                           1,153         -         -           1,153
Cost in excess of net assets              2,014         -         -           2,014
acquired, net
Other assets                                159         -         -             159
                                      ------------------------------      ----------
Total assets                            $21,050 ($11,820)    $2,463         $11,693
                                      ==============================      ==========

Liabilities and Stockholders'
Equity
Current liabilities:
  Accounts payable                      $ 1,751   $(1,189)  $     -         $   562
  Accrued expenses and                    2,237   (1,581)     (150)  (1)        506
customer deposits
  Notes payable to bank                   5,241         -   (5,241)  (1)          -
  Current portion of long-term            1,755      (26)     (782)  (1)        947
debt
                                      ------------------------------      ----------
Total current liabilities                10,984   (2,796)   (6,173)           2,015

Long-term debt, less current portion      3,856   (1,115)         -           2,741

Net assets sold                               -   (7,909)     7,909               -

Stockholders' equity                      6,210         -       727  (2)      6,937
                                      ------------------------------      ----------
Total liabilities and stockholders'     $21,050  (11,820)  ($2,463)         $11,693
equity                                ==============================      ==========


      Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
                          (All amounts in thousands)

(1)   Cash received from the sale is:

      Purchase Price (a)                        $7,700
      Adjustment to the Purchase Price (a)
            Final Closing Net Asset Value (b)    7,182
            Target Net Asset Value               6,046
                                               -------
                  Adjustment (a)  1,136          1,136
                                               -------
      Cash proceeds                              8,836

Uses of Cash Proceeds:
      Retire notes payable to bank                      (5,241)
      Retire term note payable to bank                    (470)
      Payment of sub-debt principle payments in arrears   (312)
      Payment of sub-debt interest in arrears             (150)
      Estimated transaction costs                         (200)
Net cash received                                        $2,463
                                                         ======

(a)   As set out in the Asset Purchase Agreement

      (b) Net assets of ASII as of April 30, 2001 less adjustment of $727,000 to the net assets as agreed to in the Asset Purchase Agreement.


(2)   Represents the estimated after-tax gain from the sale as follows:

          Total proceeds                       $8,836
          Net assets sold                     (7,909)
          Estimated transaction costs           (200)
                                               ------
          Estimated gain                       $  727
                                              =======